As filed with the Securities and Exchange Commission on December 10, 2008
Registration No. 333-153313

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
(PRE-EFFECTIVE AMENDMENT NO. 3)
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

TRIDENT BANCSHARES, INC.
(Name of Registrant as specified in Its Charter)

6022
(Primary Standard Industrial Classification Code Number)

Georgia (State of Jurisdiction of Incorporation or Organization)	4151 Ashford Dunwoody Road, Suite 660 Atlanta, Georgia 30319 (404) 483-1999 (Address, and Telephone Number of Principal Executive Offices and Principal Place of Business)	26-2839221 (I.R.S. Employer Identification Number)

Pin Pin Chau
Chief Executive Officer
4151 Ashford Dunwoody Road, Suite 660
Atlanta, Georgia 30319
(404) 483-1999
(Name, Address, and Telephone Number of Agent for Service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael P. Marshall, Jr., Esq.
Miller & Martin PLLC
1170 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
(404) 962-6442

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☑.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Number of Shares	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered	Per Share	Offering Price	Registration Fee*
Common Stock(1)	2,084,220	$10.00	$20,842,200	$819.10
Subscriber Warrants to Purchase Common Stock(2)	400,000	(2)	(2)	(2)
Series A Preferred Stock	1,000,000	$10.00	$10,000,000	$393.00
Subscriber Warrants to Purchase Series A Preferred Stock(3)	200,000	(3)	(3)	(3)
Organizer Warrants to Purchase Common Stock(4)	385,000	$10.00(5)	$3,850,000	$151.31(6)
Consultant Warrants to Purchase Common Stock(7)	6,000	$10.00(8)	$60,000	$2.36(9)

(1)	Consists of 2,000,000 common shares that are being offered directly, 78,220 common shares underlying immediately exercisable organizer warrants (representing the portion of the organizer warrants that can be tied to the holder’s financial risk undertaken during the organizational phase), and 6,000 common shares underlying immediately exercisable consultant warrants.

(2)	Each subscriber of common stock in this offering will receive a warrant to purchase one share of common stock for every five shares of common stock that the subscriber purchases in this offering. No additional consideration will be received by the Registrant for the issuance of these warrants. Accordingly, the calculated proposed maximum offering price for the common stock and the registration fee encompass the warrants.

(3)	Each subscriber of series A preferred stock in this offering will receive a warrant to purchase one share of series A preferred stock for every five shares of series A preferred stock that the subscriber purchases in this offering. No additional consideration will be received by the registrant for the issuance of these warrants. Accordingly, the calculated proposed maximum offering price for the series A preferred stock and the registration fee encompass the warrants.

(4)	Warrants to purchase an aggregate of 385,000 shares of common stock at an exercise price of $10.00 per share will be issued to the Registrant’s organizers in connection with this offering.

(5)	Represents the exercise price per share for each warrant.

(6)	Calculated in accordance with Rule 457(i) of the Securities Act of 1933, as amended.

(7)	Warrants to purchase an aggregate of 6,000 shares of common stock at an exercise price of $10.00 per share will be issued to a consultant.

(8)	Represents the exercise price per share for each warrant.

(9)	Calculated in accordance with Rule 457(i) of the Securities Act, as amended.

*	Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 10, 2008, SUBJECT TO COMPLETION

A Proposed Bank Holding Company for

TRIDENT NATIONAL BANK
(In Organization)

Trident Bancshares, Inc. is offering up to 2,000,000 shares of common stock for $10.00 per share and up to 1,000,000 shares of series A preferred stock for $10.00 per share to organize Trident National Bank, a proposed national bank. The minimum purchase for the common stock is 5,000 shares and the minimum purchase for the series A preferred stock is 2,500 shares. The common stock will have full voting, dividend and liquidation rights usually associated with common stock. The series A preferred stock, by contrast, will have limited voting rights and will be entitled to a per share dividend preference equal to 105% of any dividends paid on our common stock. See “Description of Capital Stock of Trident Bancshares” at page [  ]. For each five shares of common or preferred stock purchased, a subscriber will also receive a warrant to purchase one additional share of the same class of stock at an exercise price of $10.00. These subscriber warrants will generally become exercisable beginning on the third anniversary of the date Trident National Bank opens for business and will terminate on the fifth anniversary of the bank’s opening.

Our organizers and directors anticipate purchasing 385,000 shares in the offering, although they reserve the right to purchase additional shares if necessary in order for us to satisfy the minimum offering condition. In recognition of their service and the financial risk they have undertaken, we are also offering our organizers and directors one warrant to purchase a share of our common stock for each share of common stock they purchase in this offering. The warrants will have an exercise price of $10.00 per share, have a term of 10 years, and, in the case of warrants that can be tied to the holder’s financial risk undertaken during organization, will be immediately vested and exercisable, and, in the case of warrants that cannot be tied to the holder’s financial risk, will vest in equal annual increments of 33.3% beginning on the first anniversary of the date Trident National Bank opens for business. We are also offering our bank consultant warrants to purchase 6,000 shares of common stock for $10.00 per share. These consultant warrants will be immediately vested and exercisable and will have a term of 10 years. This prospectus also relates to a maximum of 78,220 shares of common stock underlying immediately exercisable organizer warrants and 6,000 shares of common stock underlying immediately exercisable consultant warrants.

We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, Silverton Bank. The escrow agent will hold the subscription proceeds until we receive (i) aggregate subscriptions for at least 2,000,000 shares of common and preferred stock, in any combination, (ii) approval from the Federal Reserve to become a bank holding company; and (iii) preliminary approval from the Office of the Comptroller of the Currency for Trident National Bank to operate as a national bank. We plan to end the offering on [          ], unless we decide to end it sooner or extend it. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e., [          ]). If we are unable to sell at least 2,000,000 shares of common and preferred stock, in any combination, or satisfy other conditions imposed by banking regulators to break escrow, the escrow agent will promptly return all subscription proceeds to investors (as required under Rule 10b-9 under the Securities Exchange Act), without interest, and our organizers will pay all of our expenses.

Our organizers will offer and sell the common and preferred stock on a best-efforts basis without compensation. Prior to this offering, we have not conducted active business operations, and there has not been a public market for the shares of common or preferred stock. We do not anticipate that a secondary market will develop for the shares of common or preferred stock nor do we anticipate that the shares sold in this offering will be listed on an exchange or quoted in the over-the-counter market.

     Investing in the common or preferred stock involves risks which are described in the “Risk Factors” section beginning on page 5 of this prospectus.

The securities offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency, and they have not approved or disapproved these securities, or determined whether this prospectus is truthful or complete.

		Underwriter’s
	Public	Discounts and
	Offering Price	Commissions	Net Proceeds

Common stock, per share	$10.00	-0-	$10.00
Series A preferred stock, per share	$10.00	-0-	$10.00
Net proceeds from total minimum offering, before expenses	$20,000,000	-0-	$20,000,000
Net proceeds from total maximum offering, before expenses	$30,000,000	-0-	$30,000,000

Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 2008.

i

ii

PROSPECTUS SUMMARY

This summary provides an overview of the most material aspects of the offering. You should read the entire prospectus carefully before you decide whether to purchase the common stock.

Overview

Trident Bancshares, Inc. is a Georgia corporation that was incorporated on June 4, 2008 to organize and serve as the holding company for Trident National Bank, a national bank in organization. Trident National Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Trident National Bank to serve customers more efficiently and will aid in our growth and success. Trident National Bank will conduct a general commercial banking business, emphasizing quality, personalized banking services to small- to medium-sized businesses and consumers that may be underserved as a result of recent bank consolidations in the marketplace. We expect to offer real estate related loans (approximately 70% of our loan portfolio), commercial loans (approximately 27% of our loan portfolio) and consumer loans (approximately 3% of our loan portfolio). While we expect to service a variety of types of customers, we intend to place a special focus on the following segments:

•	physicians and medical practices (particularly those with 50 or fewer physicians);

•	individuals, professionals and businesses requiring international financial services, including letters of credit, wire transfers and documentary collections; and

•	technology and other small- to medium-sized businesses with governmental receivables.

Several of our organizers and executive officers have experience and connections within these segments. Rajiv D. Pandya, an organizer who will serve on both the holding company’s and the bank’s boards, has been a practicing medical doctor for over 17 years. Our chief executive officer, Pin Pin Chau, and our chief lending officer, James Gburek, both have international banking experience and several of our organizers have international business experience. Roosevelt Giles, an organizer who will serve on both the holding company’s and the bank’s boards, has over 10 years experience providing technology services to governmental entities, therefore generating governmental receivables. We believe that our organizers’ experience and connections within these segments will allow us to more effectively compete in these areas than many other financial institutions that currently operate in our proposed primary service area.

On March 20, 2008 we filed an application with the Office of the Comptroller of the Currency to organize Trident National Bank as a national bank in Atlanta, Georgia and with the FDIC for deposit insurance. Our application filed with the Office of the Comptroller of the Currency to organize Trident National Bank as a national bank received preliminary approval on September 10, 2008 and our application with the FDIC for deposit insurance received preliminary approval on [          ], 2008. We also intend to file an application with the Federal Reserve to become a bank holding company and to acquire all of the capital stock of Trident National Bank. In order to receive final approval of our application to organize Trident National Bank, we will be required to adequately capitalize Trident National Bank and implement appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in our main office during the first quarter of 2009.

We intend to use a minimum of $19 million of the net proceeds of this offering to capitalize Trident National Bank, an amount sufficient to satisfy the Office of the Comptroller of the Currency’s requirements.

Market and Competition

We have defined our primary service area to include the communities that reside within a five-mile radius of our proposed location at 4151 Ashford Dunwoody Road, Atlanta, Georgia 30319. We expect to draw approximately 75% of our business from our primary service area. This area is marked by a dense and wealthy population. There is a high concentration of white collar jobs in our primary service area, as management, professional and sales jobs collectively comprise approximately 73% of the total jobs in the area compared to approximately 60% for the overall State of Georgia. The 2007 median household income in our primary service area was approximately 40% higher than the 2007 median household income for the overall State of Georgia.

We will encounter vigorous competition from other commercial banks, savings and loan associations and other financial institutions and intermediaries in our service area. We will compete with other banks in our primary service area in obtaining new deposits and accounts, making loans, obtaining branch banking locations and providing other banking services. Based on statistical data published by the FDIC, as of June 30, 2007 there were 22 federally insured depository institutions in our primary service area with 96 total offices. These offices collectively held approximately $9.7 billion in deposits as of June 30, 2007. Nearly all of the financial organizations that compete in our market engage in regional, national or international operations and have substantially greater financial resources than we will have, especially during the early years of our operations. We will strive to offer rates on loans and deposits that are competitive with those offered by our larger competitors. However, these institutions will have competitive advantages over us because they will have higher legal lending limits and may offer a wider array of financial products. For example, our larger competitors may offer a more extensive and established branch network and trust services, which we will not provide initially. Despite the advantages possessed by our competitors, we believe that our local ownership and personalized service will enable us to compete favorably with larger financial institutions in our target markets.

Organizers and Management

We believe that the banking experience of Pin Pin Chau, our proposed president and chief executive officer, and the extensive business experience and contacts of our other organizers in our market area will create immediate business opportunities for our bank. Our organizing group consists of 21 persons, all of whom live in or have business contacts in our market area. All of the members of the organizing group serve on our board of directors. Six of our organizers will serve on the initial board of directors of our bank subsidiary.

Pin Pin Chau, our proposed president and chief executive officer, has over 30 years of banking experience. Prior to joining our organizational effort in 2008 she had served as president and chief executive officer of The Summit National Bank from 1993 until it was acquired by UCBH Holdings, Inc. in 2006. Mrs. Chau was elected to the board of directors of UCBH Holdings in 2007. She resigned from the board of UCBH Holdings in 2008 to focus on our organization. We will rely heavily on the banking experience of Mrs. Chau.

Our directors and executive officers currently intend to purchase an aggregate of approximately 392,500 shares of common stock to be sold in the offering (approximately 20% of the aggregate minimum offering and approximately 13% of the aggregate maximum offering). Our organizers will also receive up to 385,000 warrants as compensation for the financial risk that they are undertaking during our organizational phase and for their service as directors. See “Warrants for Organizers” at page [          ]. The organizers, directors and executive officers may, without notice to you, increase or decrease the amount of common stock which they may purchase in this offering, with the prior approval of the Office of the Comptroller of the Currency.

Marketing Strategy and Management Philosophy

We believe the current market, as well as the prospects for the future, present an excellent opportunity for a widely-held, locally owned and operated financial institution. A primary reason for our efforts in forming the bank lies in our belief that a community based bank can better identify and serve local banking needs than can a branch or subsidiary of larger banking organizations from outside our market area.

The Offering

Securities offered by us	Up to 2,000,000 shares of common stock at a price of $10.00 per share and up to 1,000,000 shares of series A preferred stock at a price of $10.00 per share.

For each five shares of common or preferred stock purchased, a subscriber will also receive a warrant to purchase one additional share of the same class of stock at an exercise price of $10.00.

Minimum/maximum subscription for common stock	The minimum individual subscription for common stock is $50,000 (5,000 shares) and the maximum individual subscription for common stock is $500,000 (50,000 shares), subject to our ability to accept subscriptions for lesser or greater amounts in our discretion.

Minimum/maximum subscription for preferred stock	The minimum individual subscription for preferred stock is $25,000 (2,500 shares), subject to our ability to accept subscriptions for a lesser amount in our discretion. The maximum individual subscription for preferred stock is $49,990 (4,999 shares).

Minimum/maximum aggregate offering	The minimum aggregate offering is $20,000,000. We will terminate this offering if we have not sold at least 2,000,000 shares of common and preferred stock, in any combination, by [ ], unless we decide to extend the offering. The maximum aggregate offering is $30,000,000.

Use of proceeds	The proceeds of the offering will be used to capitalize our bank, to pay organizational, pre-opening and other expenses related to this offering, to renovate and furnish our office, to fund commencement of the bank’s operations and to provide working capital for the bank’s operations.

Method of subscription	You may subscribe for our common or preferred stock by completing and signing the enclosed subscription agreement and forwarding it to us, together with full payment of the subscription price, by check, bank draft or money order drawn to the order of “Silverton Bank, Escrow Agent for Trident Bancshares”.

If you invest $50,000 or more and we accept your subscription then you will receive common stock. If you invest less than $50,000 and we accept your subscription then you will authorize us to issue you either common or preferred stock at our discretion. Our intent is to issue preferred stock to all subscribers who invest less than $50,000. However, if this would cause the number of record holders of preferred stock to jeopardize our ability to suspend our reporting obligations with the SEC then we may, in our discretion, issue common stock to subscribers who invest less than $50,000.

For your convenience, an envelope addressed to us has been provided to you along with this prospectus.

Terms of the Offering

We will terminate the offering if we have not sold at least 2,000,000 shares of the common and preferred stock, in any combination, by [          ], unless we decide to extend the offering, at our discretion, for additional periods not to exceed 180 days. Subscription proceeds for shares of the common and preferred stock will be deposited with Silverton Bank, as escrow agent under the terms of an escrow agreement, pending the satisfaction of the offering conditions or termination of the offering. To break escrow we must receive (i) aggregate subscriptions for at least 2,000,000 shares of common and preferred stock, in any combination, (ii) approval from the Federal Reserve to become a bank holding company; and (iii) preliminary approval from the Office of the Comptroller of the Currency for Trident National Bank to operate as a national bank. It is possible that, subsequent to the release of the subscription funds from escrow, events could occur which would have the effect of preventing Trident National Bank from commencing business. If that were to occur, we intend to liquidate and would return to each shareholder the portion of his or her investment that is equal to his or her total investment less a pro rata share of the expenses we incurred during organization. We believe, however, that the likelihood that such events will occur is remote.

Subscriptions are binding on subscribers and may not be revoked without our consent. Offers and sales of the common and preferred stock will be made by our proposed officers and directors. The proposed officers and directors will receive no compensation in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering.

Subscriber Warrants

For every five shares of common or preferred stock that a subscriber purchases in this offering, the subscriber will receive a warrant to purchase one additional share of the same class of stock at an exercise price of $10.00 per share. Provided that we have an effective registration statement and a current prospectus relating to the common stock issuable upon the exercise of the warrants, the warrants will be exercisable in whole or in part beginning on the third anniversary of our opening and will terminate on the fifth anniversary of our opening. We may, upon 90 days notice, require holders of these warrants to exercise or forfeit the warrants. See “Warrants for Subscribers” at page [          ].

Warrants Granted to a Consultant

As part of the compensation payable by us for consulting services in connection with regulatory matters, our consultant, Bank Capital Group, LLC, will receive warrants to purchase 6,000 shares of common stock for $10.00 per share. The warrants will be immediately exercisable upon grant and will terminate on the tenth anniversary of the grant date. We may, upon 90 days notice, require the holders of these warrants to exercise or forfeit the warrants. See “Warrants Granted to a Consultant” at page [          ].

No Dividend

We do not intend to pay dividends at any time in the foreseeable future. Furthermore, our ability to pay dividends will be subject to regulatory restrictions.

Offering Questions

If you have any questions about this offering, you should contact us by phone at (404) 483-1999.

Risks

An investment in our securities involves a significant degree of risk due to factors such as our:

•	lack of any operating history and anticipation of losses;

•	ability to successfully implement our business strategy;

•	establishment of the offering price for the securities;

•	common and preferred stock not being actively traded; and

•	potential inability to declare and pay cash dividends in the future.

Prior to making an investment decision, you should read carefully the “Risk Factors” section that follows for a discussion of specific risks related to an investment in our common and preferred stock.

RISK FACTORS

An investment in the common or preferred stock involves a significant degree of risk. You should not invest in the common or preferred stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding whether to invest in the common or preferred stock.

We have no operating history, anticipate losses and may not be able to implement our business strategy.

Our bank’s proposed operations are subject to the risks inherent in establishing a new business and specifically to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.

No operating history.  Neither we nor our proposed bank subsidiary have any operating history on which to base any estimate of our future earnings prospects. We were only recently formed, and our bank subsidiary will not receive regulatory approval to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in our stock.

Anticipated losses.  Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. Additionally, many of our loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers’ payment histories, and management may not be able to evaluate reliably the quality of the loan portfolio until that time. Our profitability will depend on our bank’s profitability, and we may not ever operate profitably. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” (page [          ]).

Potential inability to implement business strategies.  We have developed a business plan that describes the strategy we intend to implement to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees. If we cannot hire or retain qualified employees, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse effect on our financial performance. Even if we successfully implement this strategy, it may not have the favorable impact on operations that we anticipate. See “Proposed Business of Trident Bancshares and Trident National Bank” (page [          ]).

Any delay in opening will increase our accumulated deficit.

Any delay in our bank’s opening for business will increase our pre-opening expenses and postpone its realization of potential revenues. Such a delay will cause our accumulated deficit to continue to increase as a result of continuing operating expenses such as salaries and other administrative expenses. Although we expect to receive all regulatory approvals and to open for business in the first quarter of 2009, we may be unable to satisfy all of the conditions that are necessary to open in accordance with our anticipated time frame or at all.

We intend to target physicians and their medical practices. These types of borrowers may default on their loans to us if their profitability is negatively impacted by changes in governmental regulation or pressures from insurance companies that pay for medical services.

While we expect to service a variety of types of customers, we intend to place a special focus on physicians and medical practices, particularly those with 50 or fewer physicians. While these businesses have historically been profitable, they face continual pressure to contain fees from governmental programs such as Medicare and Medicaid and from insurance companies who pay for medical services. These pressures have increased recently as health care costs have risen. Our physician borrowers’ ability to repay their loans to us could be negatively impacted by new regulations that reduce the amount of reimbursement received for health care services. The pressures imposed on the medical industry by private insurance companies could have the same effect. Furthermore, the collateral that will secure our loans to physicians and their practices will generally consist of medical office buildings and specialized medical equipment that may be of limited use outside of this field. Therefore, if our loans to physicians do default we may be unable to sell the underlying collateral for its fair value due to the limited market for these assets.

Our international banking services will involve risks presented by economic and political volatility.

We intend to derive a significant amount of revenue from international banking services, including letters of credit, wire transfers and documentary collections. The fees that are associated with these services are subject to volatility resulting from global economic and political uncertainties. Additionally, our international banking fee income will typically increase as volume in international trade by our clients increases. As a result, events such as terrorist attacks, military actions, natural disasters and changes in laws or regulations governing cross-border transactions could decrease international trade activity and reduce our fee income. Given our intended emphasis on providing international banking services for our domestic customers, such events may have greater impact on us than on other community banks.

We intend to make loans that are secured by governmental receivables. We will experience difficulty in collecting these loans if the governmental agencies that are the account debtors challenge the adequacy of the services performed and the validity of the receivables.

While we expect to service a variety of types of customers, we intend to place a special focus on the financing of governmental receivables that are generated by small- to medium-sized companies, primarily in the technology industry. When we make loans secured by governmental receivables we will take appropriate steps to verify the validity of the underlying receivables. The value of these receivables, however, will be negatively affected if our borrowers do not adequately perform the services that generated the receivables. Unlike real estate, which can usually be appraised by a third-party, we will not always be in a position to verify the value of our governmental receivables collateral because we may not be able to verify that our borrowers have adequately performed the underlying services. If the governmental agencies that purportedly received the services challenge their adequacy then our customers may not be able to collect all of their receivables, which would negatively impact our ability to collect these types of loans.

Our directors and officers will be able to exercise significant control over our management and affairs which could limit the influence of other shareholders.

After the offering, we anticipate that our directors and executive officers will directly or indirectly own at least 392,500 common shares, representing approximately 20% of the maximum number of common shares to be sold in this offering. If fewer than the maximum number of common shares are sold then the percentage of common shares owned by our directors and executive officers, and therefore the voting control that they possess, will be higher than 20%. In addition, our organizers will receive up to 385,000 warrants to purchase additional shares of common stock as compensation for the financial risk that they are taking during our organizational phase and for their service as directors. As a result, our directors and executive officers will be able to exercise significant control over our management and affairs. See “Description of Capital Stock of Trident Bancshares” (page [          ]) and “Important Provisions of the Articles of Incorporation and Bylaws” (page [          ]).

We will rely heavily on the experience and contacts of our directors and officers, so any changes in our key personnel or directors may have an adverse effect on our success.

Pin Pin Chau is important to our success and if she leaves her position with Trident Bancshares or Trident National Bank, our financial condition and results of operations may be adversely affected. Additionally, our directors’ community involvement and extensive local business relationships are important to our success. If the composition of our board of directors or management changes materially, our growth could be adversely affected. See “Management” (page [          ]).

Industry competition may have an adverse effect on our success.

The banking business is highly competitive. Our profitability will depend on our ability to compete successfully. We will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We will compete primarily with other financial institutions in our market area, but may also compete with internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of our competitors actively solicit business from residents of our market area. Some of these institutions are not subject to the same degree of regulation as we will be and many have greater resources than will be available to us. See “Proposed Business of Trident Bancshares and Trident National Bank — Market Opportunities — Competition” (page [          ]).

Many of our commercial borrowers will be small businesses that are particularly susceptible to financial difficulty during economic downturns.

Many of the commercial loans that we expect to make will likely be made to small businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, their ability to repay their loans may be adversely affected during economic downturns. Any failure on the part of our commercial borrowers to repay their loans would have a negative impact on our financial condition and results of operations.

Unanticipated changes in interest rates may have an adverse effect on our net interest income.

Our operations will depend substantially on our net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. An increase or decrease in interest rates could have a material adverse effect on our net income, capital and liquidity. Our earnings and net interest income will be affected by changes in market interest rates and other economic factors beyond our control. While we intend to take measures to guard against interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, our results of operations will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System and other fiscal authorities. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations — Liquidity and Interest Rate Sensitivity” (page [          ]).

Potential adverse effect of unpredictable economic conditions may have an adverse effect on our success.

The majority of our borrowers and depositors will be individuals and businesses located and doing business in our primary service area, which consists of the communities that reside within a five-mile radius of our office at 4151 Ashford Dunwoody Road in Atlanta, Georgia. Our success will therefore depend on the general economic conditions in our primary service area, which management cannot predict with certainty. Factors that adversely affect the economy could adversely affect our performance. Specifically, an adverse change in the local economy would make it more difficult for borrowers to repay their loans, which could lead to loan losses. See “Proposed Business of Trident Bancshares and Trident National Bank” (page [          ]).

We will initially have low lending limits, which may limit our ability to grow.

At least during our early years of operations, our legally mandated lending limits will be lower than those of many of our competitors because we will initially have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits and this may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See “Proposed Business of Trident Bancshares and Trident National Bank — Lending Services-Lending Limits” (page [          ]).

Our ability to pay dividends is limited.

We do not plan to pay dividends in the foreseeable future. We will initially have no source of income other than dividends that we receive from our bank subsidiary. Our ability to pay dividends to you will therefore depend on the bank’s ability to pay dividends to us. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be the policy of our boards of directors to reinvest earnings for the period of time necessary to help support the success of our operations. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that our boards of directors consider relevant. We may not ever be able to pay dividends. See “Dividends” (page [          ]).

The offering prices for our securities were arbitrarily determined and therefore may not be indicative of resale value.

Because we were only recently formed and are in the process of being organized, the offering price of $10.00 per share for both the common and preferred stock could not be set with reference to historical measures of our financial performance. Therefore, the offering prices were determined arbitrarily by the organizers. We did not retain an independent investment banking firm to assist in determining the prices for the securities that we are offering. Shareholders may not be able to resell the common or preferred stock for the offering price or any other amount. See “The Offering” (page [          ]).

Your investment may be held until [          ], 2009 and your subscription may be rejected until that time with no interest paid.

We cannot break escrow until we receive subscriptions and payment in full for a minimum of 2,000,000 shares of common and preferred stock, in any combination, including subscriptions from our organizers, and we also receive final regulatory approvals from the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve. If we terminate the offering or if the offering period ending [          ], 2009 expires before these conditions are satisfied, then we will cancel accepted subscription agreements. In this event, subscribers in the offering will not become shareholders, and we will return the full amount of all subscription funds promptly to subscribers, without paying any interest, and the expenses incurred by us will be borne by our directors and not by subscribers.

Your subscription, once delivered, is binding and irrevocable on you and therefore you may not withdraw it at any time during the offering period.

Investors who return subscriptions will not be able to revoke them during the term of the offering, which may run through [          ], 2009. Although we may reject your subscription in whole or in part at any time during the offering period, you will not have the ability to withdraw your subscription once it is delivered to our escrow agent. Therefore, you should not subscribe for shares in this offering unless you are committed to the investment.

Our ability to break escrow will be impaired if our directors and executive officers do not purchase a significant number of shares in this offering.

Our directors and executive officers have indicated that they intend to purchase 392,500 shares of common stock in this offering, which represents approximately 20% of the minimum number of shares that we must sell in order to break escrow. Our directors and executive officers, however, are not bound to purchase any shares in this offering until they have delivered and we have accepted irrevocable subscription agreements. Prior to that time they may, in their discretion, reduce the level of their subscriptions or decide that they do not wish to purchase any shares. If our directors and executive officers do not purchase the number of shares that they have indicated, our ability to break escrow will be negatively impacted since we will have to sell a larger number of shares to unaffiliated investors.

Even if we break escrow, we may dissolve and liquidate if regulatory conditions are not satisfied.

We have filed regulatory applications with the Office of the Comptroller of the Currency and the FDIC and intend to file an application with the Federal Reserve to become a bank holding company. However, we may not receive final approvals in a timely manner if at all. The closing of this offering is not conditioned upon our receiving final approval to begin business. If we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements after the close of this offering, we will solicit shareholder approval for dissolution and liquidation under Georgia law. If we are dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by us. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Trident Bancshares and Trident National Bank and the claims of creditors.

The subscriber warrants that you receive in this offering may expire worthless and therefore have no value.

For every five shares of common or preferred stock that a subscriber purchases in this offering, the subscriber will receive a warrant to purchase one additional share of the same class of stock at an exercise price of $10.00 per share. Generally, these subscriber warrants will be exercisable beginning on the third anniversary of our opening and will terminate on the fifth anniversary of our opening. The shares that underlie these warrants, are not being registered in this offering and the exercise of the warrants is conditioned upon our having an effective registration statement and a current prospectus relating to the underlying shares. We intent to prepare and file a registration statement covering the underlying shares prior to the vesting date of the warrants. However, we may be unable to file such a registration statement or cause it to be declared effective by the SEC. Even if we are successful in accomplishing this objective, we may be unable to maintain a current prospectus pursuant to SEC rules and regulations. If we do not have an effective registration statement and a current prospectus relating to the underlying shares, then the holder of the warrant will not be entitled to exercise the warrants and therefore the warrants may have no value and may expire worthless.

We seek to suspend our public reporting obligations under the Securities Exchange Act, and if we accomplish this objective you will not have access to publicly available information about the company and will not benefit from other protections provided by the federal securities laws.

Upon the effective date of the registration statement that registers the securities offered by this prospectus we will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. Our obligation to file these reports, however, will be suspended as to any fiscal year, other than the year during which the registration statement became effective, if the securities of each class to which our registration statement relates are held of record by less than 300 persons at the beginning of the year.

The primary reason why we are offering two classes of stock, instead of just a single class of stock, is to increase the probability that we will be able to suspend our SEC reporting obligations. Specifically, although we may have 300 or more total investors, we will be able to suspend our reporting obligations after our first year so long as no single class of security is held by 300 or more record holders. If we are successful in this effort, we will be relieved of the costs that are typically associated with the preparation and filing of periodic reports. However, our shareholders will lose the benefits that are associated with continued reporting, such as the availability of public information about the company and certain protections that are imposed by the federal securities laws.

Holders of series A preferred stock will not have voting rights and therefore will not have any ability to exercise influence over the company’s operations and policies.

If you invest less than $50,000 and we accept your subscription then you will authorize us to issue you either common or preferred stock at our discretion. Holders of our series A preferred stock have limited voting rights. Specifically, they are only entitled to vote these shares as may be required by law in connection with an amendment to our articles of incorporation which could adversely affect the rights and preferences of the series A preferred stock. Holders of series A preferred stock will not be entitled to vote their shares in connection with an election of directors or in connection with other corporate matters. As a result, their ability to exercise influence over the company is extremely limited.

It is unlikely that an active trading market will develop and you could have difficulty in selling your shares. Even if you are able to sell your shares, you may have to sell your shares at a substantial discount to their fair value.

Prior to the offering, there has been no public trading market for our common or preferred stock. We do not intend to list our common or preferred stock on an exchange or other organized market. Therefore, an active trading market is not likely to develop after the offering. If an active trading market does not develop after the offering, you may not be able to sell your shares at or above the price at which the shares are being offered to the public. You should consider carefully the limited liquidity of your investment before purchasing any shares of common or preferred stock.

The deterrent effect of anti-takeover provisions may deprive shareholders of opportunities to sell their common stock at a premium over market prices.

Our articles of incorporation and bylaws contain anti-takeover provisions that may deter an attempt to change or gain control of us. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These anti-takeover provisions include the existence of staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, and flexibility in evaluating proposed actions including future acquisitions of us by prospective purchasers. See “Description of Capital Stock of Trident Bancshares” (page [          ]) and “Important Provisions of the Articles of Incorporation and Bylaws” (page [          ]).

The exercise of warrants and stock options will cause dilution of your ownership.

Our organizers and proposed directors, executive officers, or other employees may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate ownership interest. Our articles of incorporation authorize us to issue up to 20,000,000 shares of common stock, $0.01 par value, of which a maximum of 2,000,000 shares will be issued in this offering. Each of our organizers will receive a warrant to purchase one share of common stock for every share he or she purchases in this offering. Since our organizers intend to purchase an aggregate of 385,000 shares of common stock in this offering, we expect to issue them warrants to purchase an aggregate of 385,000 shares of common stock. These warrants are separate from and in addition to the warrants that will generally be issued to all subscribers in this offering.

Upon our opening we also intend to implement a stock option plan pursuant to which stock options will be granted on a discretionary basis to purchase shares of our common stock at the market price on the date of the grant. Since we do not expect an active trading market for our shares, we anticipate that our board will have wide discretion in setting the exercise price for options granted under the plan. Any proposed stock option plan would have to meet all regulatory guidelines and be approved by the shareholders. See “Executive Compensation” beginning at page [          ].

We believe that the grant of warrants and stock options to our organizers, directors, officers and key employees will give them a proprietary interest in our company and will encourage them to work for our long-term growth and profitability. However, the exercise of these warrants and stock options will cause dilution of your ownership interest, especially if the board sets the exercise prices of future stock options at arbitrarily low values. In addition, holders of the warrants and stock options will be able to profit from any rise in the market value of our common stock or any increase in our net worth. The exercise of the warrants and stock options could also adversely affect the terms on which we are able to obtain additional capital. For example, the holders of the warrants and stock options could exercise them when we could have obtained capital by offering additional securities on terms more favorable to us than those provided by the warrants or stock options.

We may not be able to raise initial capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

Our board of directors is authorized to issue additional shares of common stock and shares of preferred stock which, if issued, may dilute your ownership interest, reduce the market price of our common stock or series A preferred stock and adversely affect your voting rights.

Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. If we issue additional shares of common or preferred stock after the close of the offering, your percentage interest would be diluted. Additionally, preferred stock, when issued, may rank senior to common stock or to the series A preferred stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights that are senior to common stock or to the series A preferred stock may reduce the price of our shares of common or series A preferred stock. Other than the issuance of common stock and series A preferred stock subject to warrants issued in connection with this offering and the issuance of common stock subject to options granted pursuant to our stock option plan, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus makes forward-looking statements concerning our operations, performance, financial conditions and likelihood of success. Any other public documents that we file may also contain forward-looking statements. Forward-looking statements are based on many assumptions and estimates, rather than on historical facts. Consequently, relying on forward-looking statements involves risk and uncertainty. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, generally identify forward-looking statements and should be read carefully. Various economic, regulatory, and technological developments, many of which are outside of our control, may cause results of operations or performances to differ materially from those expressed in our forward-looking statements.

As you consider whether to invest, you should weigh the risk factors and uncertainties that we face by virtue of being in the banking business. The most significant of these risks, uncertainties and other factors are discussed under the heading “Risk Factors” beginning on page [          ]. We urge you to carefully consider these factors before making an investment in our common or preferred stock.

THE OFFERING

Minimum/Maximum

We are offering up to 2,000,000 shares of common stock for $10.00 per share and up to 1,000,000 shares of series A preferred stock for $10.00 per share. The total maximum offering, therefore, is $30,000,000. We will not sell any shares in this offering unless we receive subscriptions for an aggregate of at least 2,000,000 shares of common and preferred stock, in any combination. See “Escrow” and “Release from Escrow” below. The total minimum offering, therefore, is $20,000,000.

The minimum individual purchase for any investor purchasing common stock is 5,000 shares, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum individual purchase for any investor purchasing common stock is 50,000 shares, unless we, in our sole discretion, accept a subscription for a greater number of shares.

The minimum individual purchase for any investor purchasing preferred stock is 2,500 shares, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum individual purchase for any investor purchasing series A preferred stock is 4,999 shares. If you invest less than $50,000 and we accept your subscription then you will authorize us to issue you either common or preferred stock at our discretion. Our intent is to issue preferred stock to all subscribers who invest less than $50,000. However, if this would cause the number of record holders of preferred stock to jeopardize our ability to suspend our reporting obligations with the SEC then we may, in our discretion, issue common stock to subscribers who invest less than $50,000.

Warrants for Subscribers

For every five shares of common or preferred stock that a subscriber purchases in this offering, the subscriber will receive a warrant to purchase one additional share of the same class of stock at an exercise price of $10.00 per share. Provided that we have an effective registration statement and a current prospectus relating to the common and preferred stock issuable upon the exercise of the warrants, the warrants will be exercisable in whole or in part beginning on the third anniversary of our opening and will terminate on the fifth anniversary of our opening. If we do not have an effective registration statement and a current prospectus relating to the underlying common and preferred stock, then the holder of the warrant will not be entitled to exercise the warrants and therefore the warrants may have no value and may expire worthless. We may, upon 90 days notice, require holders of warrants to exercise or forfeit the warrants. No fractional warrants will be issued. Instead, fractional warrants will be rounded down to the nearest whole warrant. The warrants may be exercised by the payment of the warrant exercise price in cash, check, or money order. Holders of warrants will not have any voting or other rights as shareholders with respect to the warrants unless and until they are exercised. The warrants are detachable from the shares and may be transferred separately. Both the purchase price and the number of shares available for purchase under the warrants are subject to anti-dilutive adjustments upon the occurrence of certain events such as a stock dividend, stock split or a reclassification of common stock.

The warrant provides that we may, without the consent of the holders of the warrants, make changes in the warrant that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the warrant, add to the covenants and agreements that we are required to observe, or result in the surrender of any right or power reserved or conferred upon us in the warrant. However, we may not make changes which will adversely affect, alter, or change the rights of the holders of the warrants.

In the event we merge or consolidate with or into any other corporation, or otherwise transfer our property, assets, and business substantially in their entirety to a successor corporation, there will thereafter be deliverable upon any exercise of a warrant the number of shares of common or preferred stock or other securities or property (including cash) to which a holder of the number of shares of common or preferred stock would otherwise have been deliverable upon the exercise of such warrant would have been entitled upon such merger, consolidation, sale or transfer, if such warrant had been exercised in full immediately prior thereto.

Organizer Subscriptions

Our organizers intend to purchase a total of 385,000 shares of common stock in this offering. This represents approximately 19% of the maximum number of common shares to be sold in this offering. Subject to the approval of the Office of the Comptroller of the Currency, organizers may also acquire additional shares of the common stock in order to achieve the minimum subscription level necessary to release subscription proceeds from escrow.

To compensate them for financial risk borne during our organizational phase and for service on our board, each organizer will be granted a warrant to purchase one share of our common stock for each share that he or she purchases in this offering at an exercise price of $10.00 per share. See “Executive Compensation-Warrants for Organizers” (page [          ]). These warrants are separate from and will be issued in addition to the warrants that will be issued to all subscribers generally, which are described in “The Offering — Warrants for Subscribers.”

Offering Period

The offering period for the shares will end when all of the shares of the common and preferred stock are sold or 5:00 p.m., Georgia time, on [          ], whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e., until [          ]). We will promptly notify subscribers of any extensions.

We also reserve the right to end the offering at any time after we have sold an aggregate of 2,000,000 shares of common and preferred stock (in any combination) if we determine that the total amount of subscriptions will provide adequate capitalization for us and our bank subsidiary after payment of expenses.

How to Subscribe

Each prospective investor who desires to purchase common or preferred stock in this offering must:

1. Complete, date and execute the subscription agreement that accompanies this prospectus.

2. Make a check payable to “Silverton Bank — Escrow Agent for Trident Bancshares, Inc.” in an amount equal to $10.00 multiplied by the number of shares subscribed for.

3. Return the completed subscription agreement and check by mail or hand delivery to:

Trident Bancshares, Inc.
4151 Ashford Dunwoody Road, Suite 660
Atlanta, GA 30319
Attention: James M. Thomas, CFO

4. Upon our receipt and acceptance of payment for the shares subscribed for, the subscription agreement will become final, binding and irrevocable.

If you invest more than $50,000 and we accept your subscription then you will receive common stock. If you invest less than $50,000 then you will authorize us to issue you either common or preferred stock at our discretion. Our intent is to issue preferred stock to all subscribers who invest less than $50,000. However, if this would cause the number of record holders of preferred stock to jeopardize our ability to suspend our reporting obligations with the SEC we may, in our discretion, issue common stock to subscribers who invest less than $50,000.

Company Discretion

We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. If the offering is over subscribed, we plan to give preference to subscribers who are residents of our proposed market area or who may otherwise direct business to our bank. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 2,000,000 shares of common stock or more than 1,000,000 shares of preferred stock. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of the subscription funds, without interest.

Escrow

We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, Silverton Bank, located in Atlanta, Georgia. The escrow agent will invest the subscription proceeds in short-term United States Government securities, or interest bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in our common stock, and has not approved, endorsed, or passed upon the merits of the common stock.

Release from Escrow

The escrow agent will release the subscription proceeds to us when all of the following events have occurred:

•	we have received subscriptions and subscription proceeds for a total of at least 2,000,000 shares of common and preferred stock (in any combination);

•	the Board of Governors of the Federal Reserve System has approved our application to become a bank holding company; and

•	the Office of the Comptroller of the Currency has preliminarily approved Trident National Bank’s application to operate as a national bank.

If the above conditions are met, we may instruct the escrow agent to release the subscription proceeds to us. We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available to us for our immediate use.

If we do not meet the conditions to release the funds from the escrow account by the expiration date, the escrow agent will promptly return the subscription agreements and the full amount of all subscription funds, without interest, to subscribers within one business day after the expiration date.

Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner, if at all. The closing of this offering is not conditioned upon our receiving final approval to commence business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation under Georgia law. If we are dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against us. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by us. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Trident Bancshares and Trident National Bank, and the claims of creditors.

PLAN OF DISTRIBUTION

Our organizers will offer and sell the common stock on a best-efforts basis without compensation. We believe these individuals will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of such Rule.

USE OF PROCEEDS

We anticipate that the total proceeds of our offering will be a minimum of $20 million and a maximum of $30 million. The following tables summarize the anticipated use of the proceeds by Trident Bancshares and Trident National Bank, respectively, based on the sale of the aggregate minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Use of Proceeds by Trident Bancshares

The following table shows the anticipated use of proceeds by Trident Bancshares:

	Minimum Offering		Maximum Offering
	$	%	$	%

Gross proceeds from offering	$20,000,000	100.0	$30,000,000	100.0
Offering expenses*	100,000	0.5	100,000	0.3
Investment in capital stock of Trident National Bank	19,000,000	95.0	26,750,000	89.2

Remaining proceeds	$900,000	4.5	$3,150,000	10.5

*	Offering expenses will be funded by organizer advances until the proceeds from this offering are released from escrow. Once the proceeds from this offering are released from escrow, these advances will be repaid to our organizers, who will apply the repayment toward the purchase of common stock in this offering. The amount presented in the table represents the total amount we expect to pay for offering expenses at the holding company level. Ultimately, our offering expenses will be funded by our offering proceeds and will be accounted for as a reduction in additional paid-in-capital.

In addition to the estimated $100,000 in offering expenses, we anticipate incurring approximately $30,000 in organizational and pre-opening expenses at the holding company level. However, we also anticipate an estimated $30,000 in pre-opening income derived from interest on escrowed subscription funds. Because we expect our net organizational and pre-opening expenses at the holding company level to be zero, they have been left out of the preceding chart.

As shown, we intend to use a minimum of $19,000,000 and a maximum of $26,750,000 of the net proceeds of this offering to capitalize Trident National Bank, an amount sufficient to satisfy the Office of the Comptroller of the Currency’s minimum capital requirements, after paying estimated offering costs, organizational and pre-opening expenses. Offering costs include legal, accounting, printing and any other expenses directly associated with selling the common and preferred stock. We will initially invest the remaining net proceeds in United States government securities or deposit them with Trident National Bank. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.

Use of Proceeds by Trident National Bank

The following table shows the anticipated use of the proceeds allocated to Trident National Bank. These proceeds will be in the form of an investment in Trident National Bank’s common stock by Trident Bancshares.

	Minimum Offering		Maximum Offering
	$	%	$	%

Investment by Trident Bancshares in Trident National Bank’s common stock	$19,000,000	100.0	$26,750,000	100.0
Organizational and pre-opening expenses*	782,200	4.1	782,200	2.9
Furniture, fixtures and equipment for the main office	494,000	2.6	494,000	1.9

Funds to be used for loans to customers, for investment and for other general purposes	$17,723,800	93.3	$25,473,800	95.2

*	Organizational and pre-opening expenses will be funded by organizer advances until the proceeds from our offering are released from escrow. Once the proceeds from our offering are released from escrow, these advances will be repaid to our organizers, who will apply the repayment toward the purchase of common stock in this offering. The amounts presented in the table represent the total amount we expect to pay for organizational and pre-opening expenses of our bank subsidiary, which ultimately will be funded by our offering proceeds.

Organizational and pre-opening expenses include costs related to the incorporation process, consulting fees, legal and accounting fees, and officers’ and employees’ salaries and benefits. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2008 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 2,000,000 shares of common and preferred stock and a maximum of 3,000,000 shares of common and preferred stock in the offering.

Upon our incorporation, Pin Pin Chau purchased one share of common stock at a price of $10.00. We will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common and preferred stock issuable upon (i) the exercise of the warrants held by subscribers in this offering; (ii) the exercise of the warrants held by our organizers; or (iii) stock options issuable under our stock option plan. For additional information regarding the number and terms of these warrants and options, see “Warrants for Subscribers” at page [          ], “Warrants for Organizers” at page [          ], and “Stock Option Plan” at page [          ].

	June 30, 2008	Minimum as	Maximum as
Shareholders Equity	Actual	Adjusted	Adjusted

Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued or outstanding; 700,000 and 1,000,000 shares, respectively, of series A preferred stock issued and outstanding, as adjusted	$—	$7,000	$10,000
Common stock, $0.01 par value, 20,000,000 shares authorized; one share issued and outstanding; 1,300,000 and 2,000,000 shares, respectively, issued and outstanding, as adjusted	0	13,000	20,000
Additional paid-in capital	8,771	19,880,000	29,870,000
Stock subscription receivable	(10)	—	—
Deficit accumulated during the development stage	(270,001)	(782,200)	(782,200)

Total shareholders’ equity	$(261,240)	$19,117,800	$29,117,800

Book value per share	N/A	$9.56	$9.71

(1)	The “Minimum as Adjusted” column assumes we sell 1,300,000 shares of common stock and 700,000 shares of preferred stock. The “Maximum as Adjusted” column assumes we sell 2,000,000 shares of common stock and 1,000,000 shares of preferred stock.

(2)	The deficit set forth in the “Actual” column reflects pre-opening expenses incurred through June 30, 2008.

(3)	The “As Adjusted” accumulated deficit results from estimated net offering, pre-opening and organizational expenses of $882,200, including legal, accounting, salaries, consulting and other expenses. Actual offering, pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

(4)	After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.44, if we sell 2,000,000 total shares and $0.29 if we sell 3,000,000 total shares, resulting from the recognition of pre-opening, organizational and offering expenses.

DIVIDENDS

We do not plan to pay dividends in the foreseeable future. We will initially have no source of income other than dividends that Trident National Bank pays to us. Our ability to pay dividends to our shareholders will therefore depend on Trident National Bank’s ability to pay dividends to us. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Trident Bancshares and Trident National Bank to retain and build capital, it will be the policy of each of their boards of directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends in the foreseeable future, if at all. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Trident Bancshares and Trident National Bank consider relevant.

Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of Trident National Bank or Trident Bancshares, that the payment of dividends would be an unsafe or unsound practice and to prohibit dividend payments. See “Supervision and Regulation — Payment of Dividends.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See “Index to Financial Statements.”

Trident Bancshares was incorporated on June 4, 2008 to serve as a holding company for Trident National Bank, a national bank in organization. Prior to the incorporation of Trident Bancshares, a group of organizers formed Trident Organizers, LLC to facilitate the initial process of organizing and forming both Trident Bancshares and Trident National Bank. Trident Organizers was officially organized on October 4, 2007. Effective June 4, 2008, Trident Bancshares acquired certain assets and assumed certain liabilities of Trident Organizers. As a result, all financial transactions undertaken by Trident Organizers from October 4, 2007 until June 4, 2008, are reflected in our financial statements as of and for the periods ended June 30, 2008 and September 30, 2008.

Since we organized, our main activities have been:

•	seeking, interviewing and selecting our directors and officers;

•	preparing our business plan;

•	applying for a national bank charter;

•	applying for FDIC deposit insurance;

•	applying to become a bank holding company; and

•	raising equity capital through this offering.

From our incorporation on June 4, 2008 up to the close of the offering, our operations have been and will continue to be funded through advances from our organizers. At June 30, 2008 and September 30, 2008, the total of advances from our organizers was $280,000 and $590,000, respectively.

From June 4, 2008 (inception) through June 30, 2008, our net loss amounted to $270,001. We incurred a net loss of $200,323 from the period July 1, 2008 to September 30, 2008, bringing our cumulative net loss to $470,324 from June 4, 2008 (inception) to September 30, 2008. The estimated net loss for the period from inception through the anticipated opening date of Trident National Bank is $782,200, which is attributable to the following estimated expenses:

Officers’ and employees’ compensation and benefits	$583,000
Legal, consulting and other professional fees	10,000
Charter application fees	120,000
Other expenses	69,200

Total	$782,200

Liquidity and Interest Rate Sensitivity

Since we have been in the organizational stage, there are no results to present concerning liquidity and interest rate sensitivity at this time. Nevertheless, once Trident National Bank starts operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. Disparities in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize our overall interest rate risk.

We will regularly evaluate the asset mix of the balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the balance sheet’s liability mix, we plan to focus on expanding our deposit base and other sources of funds.

As we continue to grow, we will continuously structure our rate sensitivity position to best hedge against rapidly rising or falling interest rates. Our strategy will include anticipating future interest rate movements.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Our ability to maintain and increase deposits will serve as our primary source of liquidity.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

There are two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers”. Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of tier 1 capital.

The second measure of capital adequacy, implemented by federal bank regulatory authorities, relates to the leverage ratio. The leverage ratio is computed by dividing tier 1 capital by total assets. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. In the case of Trident National Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

We believe that the net proceeds of this offering will satisfy our cash requirements for at least the three-year period following our opening. Accordingly, we do not anticipate that it will be necessary to raise additional funds over the next three years. For additional information about planned expenditures, see “Use of Proceeds”. For additional information about our plan of operations, see “Proposed Business of Trident Bancshares and Trident National Bank” and “Management”.

PROPOSED BUSINESS OF TRIDENT BANCSHARES AND TRIDENT NATIONAL BANK

Background

Trident Bancshares

Trident Bancshares was incorporated as a Georgia corporation on June 4, 2008, to serve as a bank holding company for Trident National Bank. Trident Bancshares plans to use up to a maximum of $26,750,000 of the net proceeds of this offering to capitalize Trident National Bank. In return, Trident National Bank will issue all of its common stock to Trident Bancshares, and Trident Bancshares will be Trident National Bank’s sole shareholder. Trident Bancshares will apply to the Federal Reserve Bank of Atlanta for approval to capitalize Trident National Bank. If the Federal Reserve grants the necessary approval, upon its purchase of Trident National Bank’s common stock, Trident Bancshares will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect. See “Supervision and Regulation — General.”

Trident Bancshares has been organized to make it easier for Trident National Bank to serve its future customers. The holding company structure will provide flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services that are permissible for bank holding companies and for nationally chartered banks. A holding company structure will make it easier to raise capital for Trident National Bank because Trident Bancshares will be able to issue securities without the need for prior banking regulatory approval and the proceeds of any debt securities issued by Trident Bancshares can be invested in Trident National Bank as primary capital. Any issuances of securities will be subject to compliance with securities laws, which generally require that every sale of a security must be registered unless an exemption for the transaction is available.

Trident National Bank

The organizers filed applications on behalf of Trident National Bank with the Office of the Comptroller of the Currency and with the FDIC on March 20, 2008 for authority to organize as a national bank with federally insured deposits. Trident National Bank will not be authorized to conduct its banking business until it obtains a charter from the Office of the Comptroller of the Currency. The issuance of the charter will depend, among other things, upon Trident National Bank’s receipt of at least $19,000,000 million in capital from Trident Bancshares and upon compliance with other standard conditions expected to be imposed by the Office of the Comptroller of the Currency and the FDIC. These conditions are generally designed to familiarize Trident National Bank with certain operating requirements and to prepare it to begin business. Trident National Bank’s application to the Office of the Comptroller of the Currency to form a bank was preliminarily approved on [          ], 2008. Trident National Bank’s application to the FDIC for deposit insurance has also been preliminarily approved.

Trident National Bank will conduct a general commercial banking business, emphasizing quality, personalized banking services to small- to medium-sized businesses and consumers that may be underserved as a result of recent bank consolidations in the marketplace. While we expect to service a variety of types of customers, we intend to place a special focus on the following segments:

•	physicians and medical practices (particularly those with 50 or fewer physicians);

•	individuals, professionals and businesses requiring international financial services, including letters of credit, wire transfers and documentary collections; and

•	technology and other small- to medium sized businesses with governmental receivables.

Medical Practice Market

We believe that physicians and their medical practices, and particularly smaller medical practices, represent an underserved segment in our proposed market area. Medical practices are predominantly localized businesses that we believe are more inclined than more geographically dispersed businesses to use community banks that may offer more personalized service. Several of our organizers and directors are medical doctors or have other contacts within the healthcare industry. We believe that these individuals’ connections in the medical field will present opportunities for us and, due to our specialized experience and knowledge in this area, will enable us to more effectively underwrite loans to physicians and medical practices.

We anticipate that the services we will provide to physicians and medical practices include financing for owner-occupied office buildings, medical equipment, leasehold improvements, furniture and fixtures, and receivables. We believe that the need for these services will expand together with a trend for physicians to move out of hospital settings to out-patient facilities operated by smaller groups of specialized physicians.

International Services Market

We believe that a growing number of domestic businesses in our proposed market area (and, in particular, a growing number of small- to medium-sized businesses) require international banking services. While a number of the large financial institutions operating in our proposed market offer such services, they are typically offered from international banking departments located in central office facilities or from an out-of-state location. Frequently, personnel in the branch facilities of these larger institutions are not trained to address these specialized needs. We will seek to penetrate this market by providing businesses with convenient access to personnel specially trained to provide international services.

We do not intend to engage in off-shore buyer financing or cross-border lending. Occasionally, we expect to discount drafts arising from letters of credit for selected banks under approved facilities. We believe the commercial and political risks of these activities are acceptable based on our assessment of available information on the banks and the respective countries.

In addition to domestic businesses requiring international banking services, we believe that a growing number of foreign businesses in metropolitan Atlanta, along with their executives and employees, frequently require international banking services. Foreign nationals doing business in the U.S. are often unfamiliar with U.S. banking practices. We intend to have personnel with the language and cultural skills suited to serve this clientele. We further believe our managers’ international banking experience, along with our directors’ and executive officers’ contacts in the international and domestic business communities, will enhance our ability to compete in this target market.

Governmental Receivables Financing

Among other lines of business we intent to target small- to medium-sized companies, particularly in the technology industry, that derive significant revenues from governmental agencies. We believe that these agencies are increasingly outsourcing various services. One challenge that these businesses face is that the timing of their cash flows, which is largely determined by the payment of receivables that they generate, can be unpredictable. These businesses, therefore, often require working capital financing. We intent to make loans to these types of borrowers and take a security interest in their governmental receivables. We believe that the need for these services will expand as governmental agencies trend toward the outsourcing of various services. Therefore, we will seek to position ourselves to take advantage of this trend.

Market Opportunities

Primary Service Area

Our bank will be located in the perimeter area of Atlanta, Georgia. Our primary service area will be in this perimeter area. Specifically, we intend to target the communities that reside within a five-mile radius of our proposed location at 4151 Ashford Dunwoody Road, Atlanta, Georgia. Current projections indicate that the population of these areas will reach approximately 226,000 by 2012.

Demographic Factors

The estimated population in our primary service area is approximately 223,000. It is estimated that the population in this area will be approximately 226,000 by 2012, which would represent only a small increase from the current level. The relatively small increase in percentage terms is attributable in part to the fact that the existing population has a high density. The median age of the population is 36.09, compared to the median age of 34.36 for the State of Georgia as a whole.

Economics and Employment

The median household income for our primary service area was approximately $70,000 in 2007, which is higher than the Georgia median of approximately $50,000. The workforce contains a higher concentration of white-collar jobs, with approximately 47% of the workforce in management, business, financial and other professional occupations, compared to approximately 33% for the State of Georgia as a whole. The high percentage of professional jobs explains the higher income statistics and suggests that a significant percentage of the population in our primary service area requires more sophisticated banking products and services.

Competition

The banking business is highly competitive. Trident National Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in our market area. Our proposed primary service area is currently served by 22 financial institutions with a total of 96 offices. The large regional banks tend to market their products to the masses and to large companies, resulting in a reduction in personal service. We believe that we will be able to effectively compete with these regional banks in our market area by emphasizing personal service.

Deposits

Trident National Bank intends to offer a full range of deposit services that are available in most financial institutions. This includes checking accounts, NOW accounts, savings accounts, certain commercial sweep accounts and other deposits of various types ranging from daily money market accounts to longer-term certificates of deposits. The transaction accounts and certificates of deposit will be tailored to our principal market areas at rates competitive to those offered in the metropolitan Atlanta area. In addition, we intend to offer certain retirement account services, such as Individual Retirement Accounts (IRA’s). All deposit accounts will be insured by the FDIC up to the maximum allowed by law. We intend to solicit these accounts from individuals, professionals, and businesses in our primary service area.

Lending Activities

Trident National Bank intends to emphasize a range of services including commercial, real estate, and consumer loans. The identified market is the small- to-medium sized businesses, professional concerns, and individuals that are located in, or conduct a substantial portion of their business in our primary service area.

Below is a description of the principal categories of loans we will make through Trident National Bank and the relative risks involved with each category.

Commercial Real Estate

We will grant loans to borrowers secured by commercial real estate located in our market area. Commercial real estate offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we will monitor our loan concentration and loans will be audited by a third party auditor. This type loan generally has a shorter maturity than other loan types giving the bank an opportunity to reprice, restructure or decline to renew the credit. As with other loans, all commercial real estate loans will be graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the board of directors.

In underwriting these type loans we will consider the historic and projected future cash flows of the real estate. We will make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. In addition to loan-to-value and personal financial strength, we will normally require a minimum debt coverage ratio of 1.20% or greater.

Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where loan-to-values ratios, established by independent appraisals, do not exceed 80%. In addition, we may require personal guarantees of the principal owners of the property backed with a review of the personal financial information of the principal owners.

Commercial and Industrial Loans

We anticipate that loans for commercial purposes in various lines of business will be a relatively smaller component of our portfolio. The principal economic risk associated with each category of the anticipated loans, including commercial loans, is the creditworthiness of our borrowers, which, in turn, is affected by the general economic conditions and the strength of the services and retail market segments. Commercial loans may require more careful management in order to limit the risks associated with this type of lending.

We will make loans to small- and medium-sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type loan may be subject to many different types of risk, which will differ depending on the particular industry a borrower is engaged in. General risks to an industry, or segments of an industry, are monitored by senior management on an ongoing basis. When warranted, individual borrowers who may be at risk due to an industry condition, may be more closely analyzed and reviewed at a loan committee or board of directors level. On a regular basis, commercial and industrial borrowers will be required to submit statements of financial condition relative to their business to Trident National Bank for review. These statements will be analyzed for trends and the loan will be assigned a credit grade accordingly. Based on this guide the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

This type loan will usually be collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectability in a default situation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on the bank’s ability to monitor its ongoing health and value.

Commercial lending will include loans to entrepreneurs, professionals, and small-to-medium size retail businesses with annual gross sales of less than $25 million or annual operating expenses less than $5 million. We also intend to provide loans for small business expansion and inventory, accounts receivable, and construction loans for owner occupied buildings and leasing and factoring through a third-party vendor. We plan to place particular emphasis on loans less than $1 million, averaging under $500,000.

We anticipate that commercial and industrial loans will make up approximately 27% of our loan portfolio.

Construction and Development Loans

We will make owner-occupied construction and development loans to customers in our market area. Loans will also be granted for retail projects with end buyers or lessees already secured. This type of loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type of loan has typically had a greater degree of risk than other loan types. Unlike other types of loans, these loans are also subject to risks related to construction delays that may be caused by weather and other factors. To mitigate these risks, the board of directors and management will review the entire portfolio on a monthly basis. The percentages of our portfolio being built on a speculative basis will be tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. Loan policy also provides for limits on speculative lending by borrower and by real estate project. Additionally, borrowers must have satisfactory cash flow, satisfactory loan to collateral value, and a satisfactory reputation in the industry. No construction or development loans will be made unless the borrower has qualities regarding financial condition, collateral protection, reputation and experience that are fully protective of and supportive of the loan.

We expect that this type of lending will make up approximately 6% of our loan portfolio.

Residential Real Estate

We expect to focus its residential real estate activity in three areas: (1) residential real estate development loans in the Metropolitan Atlanta area; (2) home improvement loans; and (3) primary and secondary home loans in the Metropolitan Atlanta area. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. First mortgage home loans will be offered. These type of loans will be originated by us through a mortgage lender, but will be presold to a secondary lender. These loans will carry rates and terms up to 30 years. Interest rates may be fixed or adjustable and we will generally charge an origination fee. The principal economic risk associated with each category of anticipated loans, including residential real estate loans, is the creditworthiness of the borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. We will compete for residential real estate loans with a number of our competitors who are well established in our market area.

We anticipate that residential real estate loans will make up approximately 4% of our loan portfolio.

Consumer Loans

We will offer a variety of loans to retail customers in the communities we serve. Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate but less risky than commercial loans. Risk of default is usually determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer type loans will generally be managed through policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

Various types of consumer loans include the following:

•	Home equity loans — open and closed end

•	Automobile, RV and boat financing

•	Loans secured by deposits

•	Overdraft protection lines

•	Secured and unsecured personal loans

The various types of consumer loans all carry varying degrees of risk for the bank. Loans secured by deposits will carry little or no risk. Home equity lines will carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy will provide mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. We will also require the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down”. Collateral will be protected by requiring the customer to carry insurance showing the bank as loss payee. We will also have a blanket policy that covers us in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans will be secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans will be managed primarily at the underwriting level with strict adherence to debt to income ratio limitations credit scores and conservative collateral valuations. Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, we will be completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management will occur at the underwriting stage with strict adherence to debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Consumer loans typically will carry balances of less than $100,000 and, in the case of non-revolving loans, be amortized over a period not normally exceeding 60 months. Some loans will be made on a term basis, normally ninety-day term loans. The rates of interest on loans described above will have fixed interest rates. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as we apply when making a first mortgage loan. Home equity loans will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank’s borrowers, and the principal competitors for consumer loans will be established banks in the North Georgia area.

The Bank anticipates that consumer loans will represent approximately 3% of the loan portfolio.

Loan Participations

We will sell loan participations in the ordinary course of business when an originated loan exceeds our legal lending limits as defined by state banking laws. These loan participations are sold to other financial institutions without recourse.

We will also purchase loan participations from time to time from other banks in the ordinary course of business, usually without recourse. Purchased loan participations will be underwritten in accordance with our loan policy and represent a source of loan growth to us. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that we often rely on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, we may experience a loss on these participations. Otherwise, we believe that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, we usually have no recourse against the selling bank but will take other commercially reasonable steps to minimize our loss.

Other Services

Our anticipated services include extended banking hours, payroll checks cashed for customers, bank-by-mail services, official checks, travelers’ cheques, U.S. Savings bonds, direct deposit of payroll and government benefits checks, after-hours depository, wire transfer services, debit cards, safe deposit boxes, internet banking for consumer and commercial purposes, and ATM access that may be used by our customers throughout Georgia and other regions of the United States. We also plan to offer MasterCard and Visa credit card services through a correspondent bank as an agent for the bank. We do not plan to exercise trust powers during the initial years of operation.

We have no plans to engage in subprime or speculative lending, including plans to originate loans with high loan-to-value ratios, or to make “Alt-A” or other low-documentation loans.

We intend to offer all of the products listed above in our main office. We anticipate that no new significant products or services will be added during the next three years. However, we will survey local competition and respond to any new offerings prudently to remain competitive.

We may originate loans for sale into the secondary market. We intend to limit interest rate risk and credit rate risk by locking the interest rate for each loan with the secondary investor and receiving the investor’s approval prior to originating the loan. The secondary investor will fund the loan with us receiving origination fees. We have no plans for forward take-out commitments or to engage in loan securitization nor do we plan to retain recourse or servicing rights.

The primary source of loans and deposits will be the local market area with our employees soliciting the loans. We intend to have a sales culture with a very active sales program in place. To supplement deposit generation, we may seek deposits via posting CD rates on an electronic billboard to solicit institutional funds from the national market. This type of funding will be limited to no more than twenty percent of deposits. We may engage deposit brokers on a limited basis to obtain necessary funding as the need arises or to better manage our cost of funds, but we have no plans to use brokers for loan gathering.

Lending Limits

Our lending activities will be subject to a variety of lending limits imposed by federal law and regulation. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to our bank. In general, however, we will be able to loan any one borrower a maximum amount equal to either: (1) 15% of Trident National Bank’s capital and surplus or (2) 25% of its capital and surplus if the excess over 15% is secured by good collateral or other ample security. Based on the proposed capitalization of Trident National Bank and its projected pre-opening expenses, our initial lending limit will be approximately $2.5 million for loans not fully secured and approximately $4 million for loans that are secured by fully marketable collateral. We have not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Trident National Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. We will need to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

Lending Officers

We intend to hire a commercial lender and a consumer lender in order to develop our loan portfolios. We expect that each lender will have experience in our market and will be expected to bring substantial contacts to Trident National Bank.

Investments

In addition to loans, we will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our Asset/Liability Committee will review the investment portfolio on an ongoing basis to ensure that investments are profitable and conform to our policy as set by the board of directors.

Asset and Liability Management

We intend to have an Asset/Liability Committee manage our assets and liabilities. This committee will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that we will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

We will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts and a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan for our market, and will feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located within our market. We plan to obtain these deposits primarily through personal solicitation by our officers and directors, direct mail solicitations, radio advertisements during peak driving times, and advertisements published in the local media. We may, however, obtain brokered deposits, although we expect that the level of our brokered deposits will not exceed 15% of our overall deposit mix. We plan to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

Other Banking Services

We intend to provide traveler’s checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. We also plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Georgia and other regions. We plan to offer MasterCard® and VISA® credit card services through a correspondent bank as an agent for our bank. We do not plan to exercise trust powers during our initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

Marketing and Advertising

Our target customers will be the residents and the small businesses and their employees located within our market area. We intend to emphasize our local ownership and management in providing banking services to these customers. We plan to use a comprehensive marketing approach including logo, brochures, and advertising in various media such as newspapers, radio, billboards and a website.

Employees

Trident National Bank expects to have approximately 17 employees when it opens for business. Trident Bancshares does not expect to have any permanent employees, although it will have officers as described under “Management” at page [          ]. Neither Trident Bancshares nor Trident National Bank expects to engage in any significant hiring during the first year of operations as they believe that the number of employees on opening day will sustain operations during that period.

Pin Pin Chau is the president and chief executive officer of Trident Bancshares and will be the president and chief executive officer of Trident National Bank. Mrs. Chau has over 30 years of banking experience, including over 16 years experience as the chief executive officer of a community bank. James M. Thomas will be our chief financial officer and James B. Gburek will be our chief lending officer. We are currently in the process of identifying and interviewing candidates for other key employment positions.

Facilities

Trident National Bank will be located at 4151 Ashford Dunwoody Road, Atlanta, Georgia 30319, which is in DeKalb County. We are currently negotiating the terms of a lease for approximately 4,600 square feet of office space in the lobby level of an office building known as Ashford Perimeter. We expect that the lease term will initially expire in 2015. We do not expect to have a purchase option in our lease, but we expect to have an option to extend the term for an additional five years beyond the initial termination date.

MANAGEMENT

Proposed Executive Officers and Directors

The following table sets forth, for the initial members of the board of directors and executive officers of both Trident Bancshares and Trident National Bank, the following information:

•	their names and ages at August 1, 2008;

•	their respective positions with Trident Bancshares and Trident National Bank;

•	the number of shares of common stock they intend to purchase in the offering; and

•	the percentage of the maximum number of 2,000,000 shares of common stock that such number will represent.

The number of shares indicated and respective percentages do not include shares that our directors and officers may acquire through the exercise of warrants and options. See “Warrants for Subscribers” at page [  ], “Warrants for Organizers” at page [  ], and “Stock Option Plan” at page [  ].

			Percentage of
	Position(s)	Number	Outstanding
Name (Age)	to be Held	of Shares	Common Shares

Charles Amin (58)	Director of both institutions	50,000	2.5%
Pin Pin Chau (68)	Director of both institutions; President and CEO of both institutions	30,000	1.5%
James Gburek (57)	Chief Lending Officer of Trident National Bank	5,000	0.3%
Roosevelt Giles (53)	Director of both institutions	30,000	1.5%
Krishan K. Goyal (52)	Director of Trident Bancshares	25,000	1.3%
Linda Harman (61)	Director of Trident Bancshares	30,000	1.5%
Aarti Jackson (32)	Director of Trident Bancshares	20,000	1.0%
James S. Lai (70)	Director of both institutions	20,000	1.0%
Nik Mainthia (54)	Director of Trident Bancshares	20,000	1.0%
Vir Nanda (65)	Director of both institutions	50,000	2.5%
Sameer Nanda (31)	Director of Trident Bancshares	20,000	1.0%
Rajiv D. Pandya (46)	Director of both institutions	50,000	2.5%
Shaker J.C. Reddy (52)	Director of Trident Bancshares	20,000	1.0%
Niloy Thakkar (24)	Director of Trident Bancshares	20,000	1.0%
James M. Thomas (60)	Chief Financial Officer of both institutions	2,500 (1)	0.1%
All directors and executive officers as a group (15 persons)		392,500	19.6%

(1)	With respect to Mr. Thomas, our board intends to make an exception to the general rule that subscribers must invest at least $50,000 to receive common stock.

Directors of Trident Bancshares will serve staggered terms, which means that one-third of the directors will be elected each year at Trident Bancshares’ annual meeting of shareholders. The directors have been divided into the following classes:

Class I	Class II	Class III

Roosevelt Giles	Pin Pin Chau	Charles Amin
Nik Mainthia	Krishan K. Goyal	Sameer Nanda
Rajiv D. Pandya	Aarti Jackson	Niloy Thakkar
Shaker J.C. Reddy	Vir Nanda	Linda Harman
James S. Lai

The terms of the Class I, Class II and Class III directors will expire in 2009, 2010 and 2011, respectively. Thereafter, directors in each class will serve for terms of three years. Trident Bancshares’ officers are appointed by the board of directors and hold office at the will of the board. See “Important Provisions of the Articles of Incorporation and Bylaws-Staggered Terms for Board of Directors”.

Each of Trident National Bank’s proposed directors will, upon approval by the Office of the Comptroller of the Currency, serve until Trident National Bank’s first shareholders meeting, which will be held shortly after Trident National Bank receives its charter. Trident Bancshares, as the sole shareholder of Trident National Bank, will nominate each proposed director to serve as director of Trident National Bank at that meeting. After the first shareholders meeting, directors of Trident National Bank will serve for a term of one year and will be elected by Trident Bancshares each year at Trident National Bank’s annual meeting of shareholders. Trident National Bank’s officers will be appointed by its board of directors and will hold office at the will of its board.

Additional information about the directors and executive officers of Trident Bancshares and Trident National Bank, including their business experience over the last five years, follows. None of our executive officers or directors is subject to any non-compete contract that may affect their ability to perform their duties.

CHARLES AMIN — Since 1985, Mr. Amin has been self-employed in a variety of businesses, including plastic product manufacturing and real estate development. He holds a BS from Detroit Institute of Technology and completed graduate courses in engineering at Mississippi State University. Since 2000, Mr. Amin has served on the advisory board of directors of First Security Group Bank.

PIN PIN CHAU — Mrs. Chau joined our organizational effort in April, 2008. She previously served as the President and Chief Executive Officer of The Summit National Bank from February 1993 until it was acquired by UCBH Holdings, Inc. in 2006. She was elected as a director of UCBH Holdings in 2007 and served on its board until her resignation in 2008. Before joining The Summit National Bank in 1993, Mrs. Chau was President and Chief Executive Officer of United Orient Bank in New York. Prior to that, she was with National Westminster Bank USA in domestic and international posts. She has served on numerous public and educational boards, including gubernatorial appointments to economic and finance boards for the State of Georgia. Mrs. Chau currently serves on the board of directors of Coe College in Cedar Rapids, Iowa. She graduated magna cum laude, Phi Beta Kappa, and Phi Kappa Phi from Coe College. Mrs. Chau received her M.A. degree from Yale University and is a graduate of Stonier Graduate School of Banking.

JAMES GBUREK — Mr. Gburek joined our organizational effort in July 2008 and will serve as our Chief Lending Officer. From 1984 until 2008 Mr. Gburek served in various capacities with Wachovia Corporation. From 1997 until 2007 he served as Wachovia’s Managing Director in charge of business development for Latin America. During his tenure at Wachovia his responsibilities included the disciplines of cash management, credit risk management, and domestic and international client management. Mr. Gburek holds an MBA from the Babcock Graduate School of Management of Wake Forest University, and Bachelor of Music and Master of Music degrees from Oberlin College and the State University of New York at Stony Brook, respectively.

ROOSEVELT GILES — Mr. Giles has served as CEO of the IMS Group of Companies, which he founded in 1985. The IMS Group, which provides information technology systems, is headquartered in Atlanta,

Georgia with operations in India and Malaysia. It provides technology services to governmental entities, among other customers, and therefore generates governmental receivables. Mr. Giles has over 26 years of experience in the information technology field.

KRISHAN K. GOYAL — Since 1995, Mr. Goyal has been the owner and President of KT Silk Flowers, a wholesaler and retailer of artificial silk plants, trees, florals and home décor. From 1978 to 1983, he served as Financial Analyst with Bank South Corp, which is now part of Bank of America. Mr. Goyal is a graduate of Punjabi University in India and holds an MBA with a major in finance and a minor in Accounting from Atlanta University.

LINDA HARMAN — Ms. Harman has been a private investor and a homemaker for all of the last five years.

AARTI JACKSON — Mrs. Jackson graduated from the University of Georgia in 1999 with a bachelors of science degree and in 2002 received a post-graduate certificate in buying and merchandising from The London College of Fashion. From 2003 to 2005, Mrs. Jackson was an assistant buyer for Federated Department Stores in Atlanta, Georgia. Since 2005, she has been living in London, England where she served as an assistant merchandiser for Oliver Bonas, a rapidly expanding gift retailer, from January 2006 until June 2008. Mrs. Jackson’s father, Vir Nanda, and brother, Sameer Nanda, also serve as directors of Trident Bancshares.

JAMES S. LAI — Since 2002 Dr. Lai has served as Professor Emeritus for the School of Civil and Environmental Engineering at Georgia Institute of Technology. He has been a university-level professor since 1967. Dr. Lai served as a director of Summit National Bank and its holding company Summit Bank Corporation from 1988 until Summit was acquired by UCBH Holdings in 2006. He served as Chairman of these boards from 2000 through 2002. Dr. Lai received his MS and PhD degrees from Brown University.

NIK MAINTHIA — Since 2005, Mr. Mainthia has owned and operated a 101-room Wingate by Wyndham hotel in Atlanta, Georgia. From 2003 to 2006, he served as media director for Austin Kelley Advertising and media manager for CIBA Vision. Mr. Mainthia received his MS degree from Northwestern University’s Medill School of Journalism and a MA degree from Syracuse University.

VIR NANDA — Mr. Nanda, co-founded InterCept Systems, Inc. in 1986, which provided software, ATM and core processing services to community banks. InterCept had its public offering in 1998. Mr. Nanda served as its EVP and Chief Technology Officer from inception until his retirement from the company in 2000. In 2004, Mr. Nanda co-founded SureServ, LLC, which offers business processing outsourcing services, and currently serves as its Chief Executive Officer. Over the last 35 years he has been involved with a number of civic, cultural and professional organizations including High Museum of Art, Emory Board of Visitors, TechBridge, Leadership Atlanta, Georgia Indo American Chamber of Commerce, India American Cultural Association and Asian American Heritage Foundation. Mr. Nanda is the father of Sameer Nanda and Aarti Jackson, who also serve as directors of Trident Bancshares.

SAMEER NANDA — Since 2000 Mr. Nanda has served in several management and engineering capacities for AutoTrader.com. He currently serves as the Manager of Business Process Management Systems, where he oversees the group responsible for implementing business process solutions, including the orchestration and reporting of human and system work flow steps. Mr. Nanda holds a Bachelor of Science degree in Computer Science from the Southern Polytechnic State University School of Computing and Software Engineering. Mr. Nanda’s father, Vir Nanda, and sister, Aarti Jackson, also serve as directors of Trident Bancshares.

RAJIV D. PANDYA — Dr. Rajiv Pandya has been a medical doctor for over 17 years. He practices orthopedic surgery in Atlanta, Georgia, specializing in sports medicine. He is President of the Atlanta Knee and Shoulder Clinic and since 2004 has been Chairman and CEO of Unicore Health, an integrated health services company. Dr. Pandya graduated with honors from the BS/MD program at the University of North Carolina at Chapel Hill and was selected to the Phi Beta Kappa and Alpha Omega Alpha honor societies.

SHAKER J.C. REDDY — Mr. Reddy has over 20 years experience in the environmental and engineering industry. He founded Accura Analytical Laboratory, Inc. (now AALI, Inc.) in 1988 and has served as its Chief Executive Officer since then. Mr. Reddy is Managing Director for three real estate development companies and is active in the American Telugu Association and the Georgia Indo American Chamber of Commerce for which he is a founding board member. Mr. Reddy received his MS degree from Alabama A&M University.

NILOY THAKKAR — Mr. Thakkar is a graduate of the class of 2005 from the University of Texas at Austin, where he received his BA in Economics with a minor in Finance/Accounting. He had an internship during the summer of 2004 at Bank of America Private Banking and in summer 2003 at New South Commercial Properties. Since 2005, Mr. Thakkar has been a senior analyst in the Technology Corporate Banking Group with JP Morgan Chase. At JP Morgan, Mr. Thakkar directly assists in the relationship management and organization of capital markets’ transactions for technology based companies with annual revenues between $250 million and $2 billion. Mr. Thakkar has been active in such community service organizations as Habitat for Humanity, Austin Children’s Shelter and Impact Project Mentor.

JAMES M. THOMAS — Mr. Thomas joined our organizational effort in July 2008 and will serve as the chief financial officer for both Trident Bancshares and Trident National Bank. Prior to joining us he had served as chief financial officer of One Georgia Bank in Atlanta, Georgia since January 2006. Mr. Thomas served as chief financial officer and secretary of Georgia-Carolina Bancshares, Inc. and its subsidiary, First Bank of Georgia in Augusta, Georgia from January 2002 to January 2006. From July 1988 until January 2002, Mr. Thomas served as president and chief executive officer of J.M. Thomas & Associates, Inc., a public accounting firm which he formed in Atlanta, Georgia that provided audit, tax and consulting services for community banks in Georgia. From March 1984 to July 1988 Mr. Thomas served as an audit manager for SunTrust Banks, Inc. in Atlanta, Georgia. Mr. Thomas attended Georgia Tech and Georgia State University, where he obtained a B.S. in mathematics and an M.P.A. in accounting, respectively. Mr. Thomas is also a certified public accountant and a certified internal auditor.

EXECUTIVE COMPENSATION

General

No officer or director was compensated prior to 2008. Effective April 1, 2008 we engaged Pin Pin Chau to serve as our president and chief executive officer. During our organizational phase we have paid and will continue to pay Mrs. Chau $20,833.33 per month, to provide her with medical, dental, disability and life insurance, and to reimburse her for reasonable business expenses. We have also agreed to pay Mrs. Chau a signing bonus equal to $100,000 upon the opening of Trident National Bank. Mrs. Chau will be entitled to the signing bonus if her employment is terminated by us without cause prior to the opening of Trident National Bank or if she leaves for good reason, as those terms are defined in an employment letter that we signed. If she leaves voluntarily or is terminated for cause, however, then we will only be obligated to pay Mrs. Chau her accrued salary through the date of termination. We have also entered into an employment agreement with Mrs. Chau that will be effective upon receipt of preliminary approval of the bank’s charter application. The terms of the employment agreement are described under “Employment Agreement for Pin Pin Chau” at page [          ].

Effective July 1, 2008 we engaged James Gburek to serve as our chief lending officer. His initial base salary, which will continue after Trident National Bank opens, is $13,333 per month. We also provide Mr. Gburek with typical employee benefits and reimburse him for reasonable business expenses. Upon the opening of Trident National Bank we have agreed to grant Mr. Gburek stock options to purchase 15,000 shares of common stock in Trident Bancshares at $10.00 per share. The options will vest over a three-year period and will terminate 10 years after the grant date. We have also agreed to make a severance payment to Mr. Grubek equal to six months’ of his base salary if he is terminated without cause. The severance payment would be made over a six-month period.

Effective July 16, 2008 we engaged James Thomas to serve as our chief financial officer. His initial base salary, which will continue after Trident National Bank opens, is $12,500 per month. We also provide Mr. Thomas with typical employee benefits and reimburse him for reasonable business expenses. Upon the opening of Trident National Bank we have agreed to grant Mr. Thomas stock options to purchase 15,000 shares of common stock in Trident Bancshares at $10.00 per share. The options will vest over a three-year period and will terminate 10 years after the grant date. We have also agreed to make a severance payment to Mr. Thomas equal to six months’ of his base salary if he is terminated without cause. The severance payment would be paid over a six-month period.

Director Compensation

Our organizers will receive warrants in consideration for the financial risk and efforts they have taken during our organizational period (see “Warrants for Organizers” at page [          ]). Other than these warrants, neither Trident Bancshares nor Trident National Bank will separately compensate their directors for their service as directors until Trident National Bank has reached cumulative profitability. Thereafter, Trident Bancshares and Trident National Bank may adopt compensatory policies for their directors that conform to applicable law.

Employment Agreement for Pin Pin Chau

We have entered into an employment contract with Pin Pin Chau pursuant to which we will employ her as the president and chief executive officer of Trident Bancshares and Trident National Bank. The contract takes effect upon the bank’s receipt of preliminary approval of its charter application and has an initial term of three years. Beginning on the third anniversary of the contract, and on each subsequent anniversary, the term will automatically be extended for an additional year unless either party gives the other at least 12-months prior written notice.

As president and chief executive officer, Mrs. Chau will receive an initial annual base salary of $250,000. The board of directors may increase the base salary in its discretion on an annual basis, provided that a minimum increase designed to reflect inflation is required. During the term of her employment, Mrs. Chau will be entitled to (i) a minimum of four weeks’ paid vacation during each year of employment; (ii) business and personal use of a company car; (iii) employee benefits as may be available from time to time to other executive officers of Trident National Bank; and membership in social, professional and civic clubs as determined by the board of directors. Mrs. Chau will also be reimbursed for expenses reasonably incurred by her in the performance of her responsibilities and duties.

Mrs. Chau will be granted stock options under our stock option plan to purchase 30,000 shares of common stock of Trident Bancshares. The options will vest over a three-year period beginning with the first anniversary of the date of grant. The option exercise price will be $10.00 per share. The options will comply with the rules and regulations of the FDIC and the Office of the Comptroller of the Currency. Mrs. Chau will be entitled to such other long-term incentive compensation as may be determined by the board of directors in its discretion.

Mrs. Chau’s employment agreement will be terminated by her death or disability. It may also be terminated by the discharge of Mrs. Chau by the Trident National Bank or by Mrs. Chau’s voluntary resignation. If Mrs. Chau is terminated without cause or if she leaves for good reason (as those terms are defined in the contract), then we will pay Mrs. Chau severance compensation in an amount equal to two times her annual base salary then in effect, which will be paid in installments over a 24-month period. If Mrs. Chau is terminated without cause or if she leaves for good reason within a year after a change in control, however, then the severance compensation will be 2.99 times her annual base salary and will be paid in a lump sum. The amount and timing of Mrs. Chau’s severance compensation are subject to reduction and deferral to avoid certain taxes under Sections 280G and 409A of the Internal Revenue Code.

Mrs. Chau’s employment agreement provides that she will not participate in the control or management of another bank within 10 miles of Trident National Bank’s location during the term of her agreement and for a period of one year after the termination of her employment (other than a termination without cause or a voluntary departure for good reason). She is also prohibited from soliciting bank employees and bank customers (to the extent such customers or employees had material contact with Mrs. Chau within one year immediately prior to her termination) for any competing business during the term of her agreement and for a period of one year after the termination of her employment (other than a termination without cause or a voluntary departure for good reason). The agreement also provides that she will not use or disclose the bank’s confidential information during the term of her employment and for a period of two years after the termination of employment. She is restricted from disclosing or using the bank’s trade secrets at all times.

Stock Option Plan

Upon our opening our board of directors intends to adopt a stock option plan. The plan, which will be submitted to our shareholders for approval, is intended to advance the interests of Trident Bancshares and Trident National Bank and our shareholders by providing selected directors and employees a sense of proprietorship and personal involvement and to encourage employees to remain with and devote their best efforts to the bank.

The plan will authorize the issuance of up to 500,000 shares of common stock and will be administered by the board of directors or a compensation committee established by the board. The options may be incentive stock options or non-qualified options. The price at which a stock option is exercisable cannot be less than the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors.

Options granted under the plan will be exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash, in shares of our common stock previously held by the optionee, or a combination thereof. Any option that is granted under the plan will expire not later than the date that is ten years from the date the option is granted or such earlier date as will be set by the board of directors when an option is granted.

Incentive stock options will not be granted to any individual pursuant to the plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of the grant of the options) in a calendar year, but only if the right to exercise such excess options first become available in prior calendar years.

No optionee owning more than 10% of the combined voting power of all classes of our capital stock then outstanding may purchase our common stock pursuant to incentive stock options under the plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five years from the date of grant.

The total number of shares on which options may be granted under the plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation, each option granted under the plan will terminate. The grant of an option pursuant to the plan will not in any way affect our right or power to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of our business or assets.

The plan will terminate on the date that is ten years after the date on which it is adopted. Our board of directors will have the right at any time to amend or terminate the plan. However, no amendments may be made to the plan without the approval of our shareholders (except for amendments resulting from changes in our capitalization) which:

•	increase the total number of shares for which options may be granted under the plan;

•	change the minimum purchase price for the options;

•	affect any outstanding option or any unexercised right thereunder;

•	extend the option period; or

•	extend the termination date of the plan.

Warrants for Organizers

The organizers have invested significant time and effort to form Trident Bancshares and Trident National Bank and they have individually contributed at-risk advances to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the Trident Bancshares and Trident National Bank, each organizer will receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share the organizer purchases in the offering. These warrants are separate and distinct from and will be issued in addition to the warrants that will be issued to all subscribers generally, which are described in “The Offering — Warrants for Subscribers” at page [          ]. Based on current intentions, the following organizers will be granted organizer warrants that entitle them to purchase the number of shares indicated:

Number of Shares
Name	Subject to Warrant

Charles Amin	50,000
Pin Pin Chau	30,000
Roosevelt Giles	30,000
Krishan K. Goyal	25,000
Linda Harman	30,000
Aarti Jackson	20,000
James S. Lai	20,000
Nik Mainthia	20,000
Vir Nanda	50,000
Sameer Nanda	20,000
Rajiv D. Pandya	50,000
Shaker J.C. Reddy	20,000
Niloy Thakkar	20,000
TOTAL	385,000

The warrants:

•	will generally terminate upon the earlier of ten years from the date of Trident National Bank’s opening; provided, however, that the portion of the warrants that is tied to the holder’s service as a director or officer will terminate 90 days following the termination of the holder’s relationship with Trident National Bank or Trident Bancshares as a director or employee (in the event of permanent disability or death, however, the warrants will be exercisable for 12 months following the date of such event); and

•	will contain a provision allowing the institution’s primary state and/or federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights if the institution’s capital falls below the minimum requirements, as determined by its primary state or federal regulator.

If any warrants are not exercised in such ten-year period, they will become null and void. The exercise price for the warrants during the exercise period will be $10.00 per share.

The number of warrants that can be tied to the holder’s financial risk undertaken during our organizational phase will be immediately vested and transferable. The determination of the number of warrants that can be tied to the holder’s financial risk will be subject to regulatory approval. However, we expect that this determination will be based upon the level of cash advances made by each organizer. More specifically, we expect that the number will be determined by dividing the total amount of cash advances made by each organizer by $10.00, which is the exercise price for the warrants. For example, if an organizer has advanced $100,000 to us during our organizational phase, we expect that the organizer will be entitled to 10,000 warrants that are immediately vested and transferable. We anticipate that the total number of immediately exercisable organizer warrants will not exceed 78,220.

Any warrants that cannot be tied to the holder’s financial risk undertaken during our organizational phase will not be transferable and will have the following vesting schedule:

End of Year	Vesting Percentage	Cumulative Percentage

1	33 1/3%	33 1/3%
2	33 1/3%	66 2/3%
3	33 1/3%	100%

The exercise of the warrants, however, is conditioned upon either (i) our having an effective registration statement and a current prospectus relating to the underlying shares, or (ii) the availability of an applicable exemption from registration.

The exercise price and the number of shares of common stock that may be purchased upon exercise of each warrant are subject to anti-dilutive adjustments in certain events, including a stock split of the common stock, issuance of a stock dividend to holders of common stock or a reclassification of common stock.

Warrant holders are not entitled, by virtue of being such holders, to receive dividends, or to consent or to receive notice as a stockholder in respect to any meeting of stockholders for the election of directors or any other matters, to vote at any such meeting or to any other rights whatsoever as stockholders.

Warrants Granted to a Consultant

As part of the compensation payable by us for consulting services in connection with regulatory matters, our consultant, Bank Capital Group, LLC, will receive warrants to purchase 6,000 shares of common stock for $10.00 per share. The warrants will be immediately exercisable upon grant and will terminate on the tenth anniversary of the grant date. The exercise of the warrants, however, is conditioned upon either (i) our having an effective registration statement and a current prospectus relating to the underlying shares, or (ii) the availability of an applicable exemption from registration. The exercise price and the number of shares of common stock that may be purchased upon exercise of these warrant are subject to anti-dilutive adjustments in certain events, including a stock split of the common stock, issuance of a stock dividend to holders of common stock or a reclassification of common stock. We may, upon 90 days notice, require the holders of these warrants to exercise or forfeit the warrants.

RELATED PARTY TRANSACTIONS

General

Trident Bancshares and Trident National Bank expect to have banking and other business transactions in the ordinary course of business with their directors and officers, including members of the directors’ and officers’ families or corporations, partnerships or other organizations in which their directors and officers have a controlling interest. If these transactions occur, each transaction:

•	will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Trident National Bank;

•	will be on terms no less favorable than could be obtained from an unrelated party; and

•	will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with our organizers:

Advancement of Organizational Expenses

Offering expenses and organizational and pre-opening expenses have been and will continue to be funded by organizer advances until the proceeds from this offering are released from escrow. At June 30, 2008 the total of advances from our organizers was $280,000. Once the proceeds from this offering are released from escrow, these advances will be repaid to our organizers, who will apply the repayment toward the purchase of common stock in this offering. Other than their advancement of organizational expenses and services as directors, we do not anticipate that any of our organizers will contribute assets, services or other consideration to us during our organizational phase or at any other point in the foreseeable future.

Financial Transactions of Organizational Entity

Trident Organizers, LLC was organized for the purpose of serving as the initial organizational entity for Trident Bancshares and Trident National Bank. Trident Bancshares was subsequently incorporated on June 4, 2008 for the purpose of becoming a bank holding company for Trident National Bank. Effective June 4, 2008, Trident Organizers and Trident Bancshares executed an agreement which transferred all assets, liabilities, rights, revenues and expenses acquired, earned, incurred, or undertaken by Trident Organizers to Trident Bancshares. Accordingly, all financial transactions of Trident Organizers are reflected in the financial statements of Trident Bancshares, Inc. as of and for the period ended June 30, 2008. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” on page [          ].

DESCRIPTION OF CAPITAL STOCK OF TRIDENT BANCSHARES

Common Stock

Our articles of incorporation authorize us to issue up to 20,000,000 shares of common stock, $0.01 par value, of which a maximum of 2,000,000 shares will be issued in this offering.

All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon our voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of our assets available for distribution to the shareholders. We do not anticipate that we will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock whenever we issue new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

Preferred Stock

General

Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 5,000,000 shares of preferred stock, $0.01 par value. Our board of directors may determine the terms of the preferred stock in its discretion. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Other than the series A preferred stock, which will have limited voting power, we have neither issued nor have any present plans to issue any preferred stock. If we do issue preferred stock with voting rights, however, the ownership and control of Trident Bancshares by the holders of our common stock and series A preferred stock would be diluted.

The existence of preferred stock could impede a takeover of Trident Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Trident Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and series A preferred stock and, in various circumstances, could decrease the market price of the common stock and series A preferred stock.

Series A Preferred Stock

We have designated up to 1,200,000 shares of preferred stock as series A preferred stock to be issued in this offering or in connection with the exercise of warrants that are issued in this offering. The series A preferred stock, with respect to dividend rights, ranks senior to the common stock and to all other classes of our equity securities, other than any class of equity securities that we subsequently issue ranking on a parity with, or senior to the series A preferred stock, as to dividend rights. The relative rights and preferences of the series A preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes of preferred stock and equity securities designated by our board of directors. The series A preferred stock is junior to indebtedness that we may issue from time to time, including notes and debentures.

In the event that dividends are paid on our common stock, holders of series A preferred stock will be entitled to receive preferential dividends which are equal to 105% of the dividends paid on our common stock. We are not required to pay any dividends on the series A preferred stock, however, and any unpaid dividends on the series A preferred stock will not accumulate to future periods and will not represent a contingent liability. Under Georgia law, dividends may be legally declared or paid by us only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities.

Holders of series A preferred stock will have no general voting control over the company and will have no voting rights except as may be required by law. Specifically, Section 14-2-1004 of the Georgia Business Corporation Code requires that a class of shares with no voting rights be nonetheless entitled to vote on any proposed amendment to the articles of incorporation of the company that would result in any of the following actions:

•	increase or decrease the aggregate number of authorized shares of that class;

•	effect an exchange or reclassification of all or part of the shares of that class into shares of another class;

•	effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class;

•	change the designation, rights, preferences, or limitations of all or part of the shares of that class;

•	change the shares of all or part of that class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class;

•	increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class;

•	limit or deny an existing preemptive right of all or part of the shares of that class;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of that class; or

•	cancel, redeem, or purchase all or part of the shares of that class.

On those matters on which the holders of the series A preferred are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of series A preferred stock vote together with the holders of common stock on matters to which they are entitled to vote. If a proposed amendment would uniquely affect the series A preferred stock in one or more of the ways described above, the shares of the series A preferred stock would be entitled to vote as a separate voting group on the proposed amendment.

The shares of series A preferred stock are automatically converted to shares of common stock at a one-for-one ratio on a change in control of the company. The shares are not convertible otherwise. Holders of series A preferred stock are entitled to a distribution of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company, on the same basis with the holders of common stock. Holders of series A preferred stock do not have any preemptive rights to purchase any additional shares of series A preferred stock or shares of any other class of our capital stock that may be issued in the future, or any protection from having their interest in the company economically diluted through the issuance of additional shares of stock. All shares of series A preferred stock issued in this offering will be fully paid and non-assessable.

IMPORTANT PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

Anti-takeover Provisions

The following is a description of the anti-takeover provisions that are in our articles of incorporation and bylaws.

Classification of the Board of Directors

Article 5 of our articles of incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as Article 5, the terms of all directors expire at the next annual shareholders’ meeting following their election.

Change in Number of Directors

Article 6 of our articles of incorporation provides that a change in the number of directors of Trident Bancshares would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our stock. Article 6 also provides that any amendment to this article will require the affirmative vote of at least two-thirds of the issued and outstanding shares of our stock. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as article 6, the number of directors may be increased or decreased from time to time as provided in the bylaws unless the number of directors is otherwise fixed by the shareholders.

Removal of Directors

Article 7 of our articles of incorporation provides that our directors may be removed during their terms for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of our stock or by the affirmative vote of a majority of the directors then in office. They may be removed without cause only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares. The articles of incorporation define “cause” for this purpose as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over us, adjudication as an incompetent by a court, determination by at least two-thirds of our incumbent directors that the conduct of the director to be removed has been inimical to the best interest of Trident Bancshares, or the director was an employee or officer of

Trident Bancshares or any of its subsidiaries and was discharged or resigned at the request of the board of directors of Trident Bancshares or any subsidiary of Trident Bancshares for reasons relating to the performance of his or her duties.

In the absence of a provision dealing with the removal of directors, such as Article 7, the Georgia Business Corporation Code provides that if the directors have staggered terms, then the shareholders may remove directors only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

Advantages and Disadvantages of Articles 5, 6 and 7

Articles 5, 6 and 7 of our articles of incorporation would make it more difficult for our shareholders, including those holding a majority of our outstanding shares, to force an immediate change in the composition of a majority of the board of directors, even if the reason for the change was the performance of the present directors. Under Article 5, the terms of only one-third of the incumbent directors will expire each year, provided no new directorships are created and no directors resign or are removed from office. Under Article 6 of our articles of incorporation, it will be more difficult to create new directorships, and under Article 7, it will be more difficult to remove directors without cause. Accordingly, generally two annual shareholders’ meetings will be required to change a majority of our directors instead of one such meeting.

The board believes that Articles 5, 6 and 7 will help to assure continuity and stability in the leadership and policies of Trident Bancshares. We also believe that these articles will enable us to protect the interests of our shareholders in the event that another party, through a takeover bid or otherwise, obtains a substantial number of shares of our stock.

It would be impossible, assuming that no new directorships were created, no directors resigned and no directors were removed from office, for shareholders to change a majority of the directors at any one annual meeting should they consider such a change desirable unless the shareholders controlled sufficient votes to amend Articles 5, 6 and 7 (two-thirds of the outstanding shares). Although Articles 5, 6 and 7 will make it more difficult to acquire operating control of Trident Bancshares in an unfriendly manner, directors who oppose or who are discouraged by new controlling shareholders might resign, thereby allowing directors elected by the new controlling shareholders to fill the vacancies created by such resignations.

Supermajority Voting on Certain Transactions

Article 11 of our articles of incorporation provides, with certain exceptions, that any merger or share exchange involving Trident Bancshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our stock. However, an exception to this rule exists where our board of directors has approved the particular transaction by the affirmative vote of more than two-thirds of the entire board. In cases where this exception applies, the applicable provisions of the Georgia Business Corporation Code govern, and shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.

The primary purpose of this article is to discourage any party from attempting to acquire control of Trident Bancshares without negotiation with the board of directors. Such a merger or sale might not be in the best interests of Trident Bancshares or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and Trident Bancshares and its other shareholders on the other.

You should recognize that the foregoing provision could enable the holders of a minority of the shares of our stock to prevent a transaction favored by the holders of a majority of such shares. Also, in some circumstances, the board of directors could, by withholding its consent to such a transaction, cause a two-thirds vote to be required to approve the transaction, thereby enhancing the ability of management to retain control over our affairs and their positions with Trident Bancshares. However, of the 21 persons who are directors of Trident Bancshares, only one is affiliated with Trident Bancshares or its subsidiary bank in a full-time management position.

Evaluation of an Acquisition Proposal

Article 12 of our articles of incorporation provides that our response to any acquisition proposal made by another party will be based on the board’s evaluation of our best interests of Trident Bancshares and its shareholders. As used in this prospectus, an acquisition proposal refers to any offer of another party:

•	to make a tender offer or exchange offer for any of our equity security;

•	to merge or consolidate Trident Bancshares with another corporation; or

•	to purchase or otherwise acquire all or substantially all of our assets.

Article 12 charges the board, in evaluating an acquisition proposal, to consider all relevant factors, including:

•	the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of Trident Bancshares and its subsidiaries;

•	the expected social and economic effects on the communities within which Trident Bancshares and its subsidiaries operate;

•	the consideration being offered by the other corporation in relation;

•	the then current value of Trident Bancshares as determined by a freely negotiated transaction; and

•	the board of directors’ then estimate of Trident Bancshares’ future value as an independent entity.

The enumerated factors are not exclusive, and the board may consider other relevant factors.

We included this article in our articles of incorporation because banks are charged with providing support to and being involved with the communities they serve. The board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of our stock. The Georgia Business Corporation Code does not specifically enumerate the factors the board of directors of a corporation should consider in the event the corporation is presented with an acquisition proposal.

While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the board believes it appropriate also to consider all other relevant factors. For example, this article directs the board to evaluate the consideration being offered in relation to our then current value determined in a freely negotiated transaction and in relation to the board’s then estimate of our future value as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also our future value.

One effect of this article may be to discourage a tender offer in advance. Often a potential acquirer consults the board of a target corporation prior to or after commencing a tender offer in an attempt to avoid a contest from developing. In the opinion of the board, this provision will strengthen its position in dealing with any potential acquirer which might attempt to acquire us through a hostile tender offer. Another effect of this article may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging us in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the board’s response to an acquisition proposal to institute litigation against us and to allege that the board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of our stock.

Article 12 would not make an acquisition proposal regarded by the board as being in our best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in our best interests (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the board might have the effect of maintaining the positions of incumbent management.

Amendment of Anti-takeover Provisions

Any amendment of articles 5, 6, 7, 11 or 12 of our articles of incorporation requires the affirmative vote of the holders of at least two-thirds of our outstanding shares. This supermajority voting requirement, however, does not apply if the proposed amendment is first approved by two-thirds of the entire board of directors. In such a case, the proposed amendment could be approved by a simple majority of the shares entitled to be cast on the amendment. Once approved by the applicable voting requirements, the proposed amendment would take effect upon the filing of articles of amendment with the Secretary of State of Georgia. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a supermajority voting requirement, our anti-takeover provisions could be amended if the board of directors submitted the proposal to the shareholders and the shareholders approved the proposed amendment by a simple majority of the votes entitled to be cast on the amendment. Again, any amendment that was properly approved would take effect upon the filing of articles of amendment with the Secretary of State of Georgia.

Limitation of Liability and Indemnification of Directors, Officers and Employees

Our articles of incorporation eliminate a director’s personal liability for breach of duty as a director to the fullest extent permitted by law. Our articles of incorporation and bylaws provide for indemnification to the fullest extent permitted by law. Federal law prohibits us from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Trident Bancshares pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have a maximum of 2,000,000 shares of common stock outstanding and a maximum of 1,000,000 shares of series A preferred stock outstanding. These shares will be freely tradable without restriction, except that our “affiliates” must comply with the registration requirements of the Securities Act of 1933 or an exemption from registration, such as an exemption provided by Rule 144. Rule 144 defines an affiliate of a company as a person who directly or indirectly controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. Each of our affiliates who purchases common stock in this offering may sell under Rule 144, within any three-month period, such number of shares of common stock that does not exceed the greater of:

•	1% of the outstanding shares of common stock, or

•	the average weekly trading volume during the four calendar weeks preceding the affiliate’s proposed sale.

Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Trident Bancshares.

Prior to the offering, there has not been a public market for the common or preferred stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common or preferred stock on the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Both Trident Bancshares and Trident National Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

Trident Bancshares

Since Trident Bancshares will own all of the capital stock of Trident National Bank, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Trident Bancshares will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Acquisition of Banks

The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Trident Bancshares or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of Trident Bancshares until after the third anniversary date of Trident National Bank’s incorporation.

Change in Bank Control

Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Act of 1934; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Permitted Activities

Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

•	banking or managing or controlling banks; and

•	an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, trust and other banking activities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, Trident National Bank and any other depository institution subsidiary of Trident Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Trident Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

Support of Subsidiary Institutions

Under Federal Reserve policy, Trident Bancshares is expected to act as a source of financial strength for Trident National Bank and to commit resources to support Trident National Bank. This support may be required at times when, without this Federal Reserve policy, Trident Bancshares might not be inclined to provide it. In addition, any capital loans made by Trident Bancshares to Trident National Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Trident Bancshares’ bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Trident National Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Trident National Bank

Since Trident National Bank will be chartered as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine Trident National Bank’s operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Trident National Bank’s deposits will be insured by the FDIC to the maximum extent provided by law. Trident National Bank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations.

Branching

National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Georgia law, Trident National Bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency and the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, Trident National Bank will be able to acquire branches of existing banks located in Georgia. Trident National Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states’ laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

FDIC Insurance Assessments

Trident National Bank’s deposits will be insured by the FDIC and thus Trident National Bank will be subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions. Each financial institution is assigned to one of three capital groups: well capitalized, adequately capitalized, or undercapitalized.

In November 2006, the FDIC adopted final regulations that set the deposit insurance assessment rates that took effect in 2007. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information: (1) supervisory risk ratings for all institutions, (3) capital ratios for most institutions, and (3) long-term debt issuer ratings for large institutions that have such ratings. The new premium rate structure imposes a minimum assessment of from five to seven cents for every $100 of domestic deposits on institutions that are assigned to the lowest risk category. For institutions assigned to higher risk categories, the premium that took effect in 2007 ranges from 10 cents to 43 cents per $100 of deposits.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of The Financing Corporation (FICO). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2007 ranged from 1.14 cents per $100 of assessable deposits. For the first quarter of 2008, the FICO assessment rate was 1.14 cents per $100 of assessable deposits.

Community Reinvestment Act

The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, will evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Trident National Bank. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community

Reinvestment Act examination only once every 60 months if we receive an “outstanding” rating, once every 48 months if we receive a “satisfactory” rating and as needed if our rating is “less than satisfactory”. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations

Interest and other charges collected or contracted for by Trident National Bank are subject to state usury laws and federal laws concerning interest rates. Trident National Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Trident National Bank are subject to the following:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

Trident Bancshares and Trident National Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Trident Bancshares, and the Office of the Comptroller of the Currency, in the case of Trident National Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the Office of the Comptroller of the Currency for banks. Trident National Bank is subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 capital must equal at least 4% of risk-weighted assets. Tier 2 capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 capital is limited to 100% of Tier 1 capital.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Trident Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company’s Tier 1 capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

We are also subject to capital guidelines issued by our respective primary regulators, which provide for minimum ratios of total capital to total assets. Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Supervision and Regulation-Trident National Bank-Prompt Corrective Action” at page [          ].

Payment of Dividends

Trident Bancshares is a legal entity separate and distinct from Trident National Bank. The principal sources of Trident Bancshares’ cash flow, including cash flow to pay dividends to its shareholders, will be dividends that Trident National Bank will pay to its sole shareholder, Trident Bancshares. Statutory and regulatory limitations apply to Trident National Bank’s payment of dividends to Trident Bancshares as well as to Trident Bancshares’ payment of dividends to its shareholders.

Trident National Bank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed (1) the total of Trident National Bank’s net profits for that year, plus (2) Trident National Bank’s retained net profits of the preceding two years, less any required transfers to surplus.

The payment of dividends by Trident Bancshares and Trident National Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, Trident National Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that Trident National Bank stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See “Supervision and Regulation-Trident National Bank-Prompt Corrective Action” on page [          ].

Restrictions on Transactions with Affiliates

Trident Bancshares and Trident National Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Trident National Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Trident Bancshares and Trident National Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Trident National Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with non-affiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any non-affiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-Terrorism Legislation

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, signed by the President in 2001, imposed new requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism. Most of these requirements and limitations took effect in 2002. Additional “know your customer” rules became effective in June 2003, requiring banks to establish a customer identification program under Section 326 of the USA PATRIOT Act.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies

Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

LEGAL MATTERS

Miller & Martin PLLC, Atlanta, Georgia, will pass upon the validity of the securities offered by this prospectus.

REPORTS TO SHAREHOLDERS

Upon the effective date of the registration statement on Form S-1 which registers the securities offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. This reporting obligation will exist at least through the end of this fiscal year and will continue for fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons.

At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by applicable banking regulations. Our fiscal year ends on December 31. Additionally, we will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

EXPERTS

Our audited financial statements at June 30, 2008, and for the period from June 4, 2008 (inception) until June 30, 2008, included in this prospectus have been included in reliance on the report of Nichols, Cauley & Associates, LLC, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

Trident Bancshares has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as currently in effect, relating to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement. For further information about Trident Bancshares and the common stock, we refer you to the registration statement and its exhibits. The registration statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Trident Bancshares, that file electronically with the Securities and Exchange Commission.

Trident Bancshares and its directors have filed or will file various applications with the FDIC, the Federal Reserve, and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Trident Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve, and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

TRIDENT BANCSHARES, INC.
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Trident Bancshares, Inc.
Atlanta, Georgia

We have audited the accompanying balance sheet of Trident Bancshares, Inc. (the “Company”), as of June 30, 2008 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period June 4, 2008, date of inception, to June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trident Bancshares, Inc. as of June 30, 2008 and the results of their operations and cash flows for the period June 4, 2008, date of inception, to June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.
Atlanta, Georgia
August 20, 2008

Trident Bancshares, Inc.
(A Development Stage Company)
Balance Sheet
As of June 30, 2008

Assets
Cash	$110,067

Total assets	$110,067

Liabilities and Stockholder’s Deficit
Liabilities
Accrued expenses & other liabilities	$95,443
Advances from organizers & investors, net of discount	275,864

Total liabilities	371,307

Stockholder’s Deficit
Preferred Stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued
Common Stock, $.01 par value per share, 20,000,000 shares authorized, 1 share issued	—
Paid-In Capital	8,771
Stock subscriptions receivable	(10)
Deficit accumulated during development stage	(270,001)

Total stockholder’s deficit	(261,240)

Total liabilities and stockholder’s deficit	$110,067

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)
Statement of Operations
For the Period June 4, 2008, Date of Inception,
To June 30, 2008

Income	$1,344
Expenses
Consulting	140,250
Professional	19,125
Personnel	65,500
Advertising	2,185
Imputed interest	4,625
Meetings and conferences	2,478
Audit and accounting	5,000
Legal fees	28,593
Other operating costs	3,589

Total expenses	271,345

Net loss and deficit accumulated during the development stage	$(270,001)

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)
Statement of Changes in Stockholder’s Deficit
For the Period June 4, 2008, Date of Inception,
To June 30, 2008

							Deficit
							Accumulated
		Preferred		Common		Stock	in
	Preferred	Stock	Common	Stock	Paid-In	Subscription	Development
	Shares	Par Value	Shares	Par Value	Capital	Receivable	Stage	Total

Balance, June 4, 2008	—	$—	—	$—	$—	$—	$—	$—
Common stock subscription	—	—	—	—	—	(10)	—	(10)
Common stock	—	—	1	—	10	—	—	10
Imputed Interest	—	—	—	—	8,761	—	—	8,761
Net loss	—	—	—	—	—	—	(270,001)	(270,001)

Balance, June 30, 2008	—	$—	1	$—	$8,771	$(10)	$(270,001)	$(261,240)

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period June 4, 2008, Date of Inception
To June 30, 2008

Operating Activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(270,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of imputed interest	4,625
Increase in accrued liabilities	95,443

Net cash used in operating activities	(169,933)

Financing Activities
Proceeds from advances	280,000

Net cash provided by financing activities	280,000

Net increase in cash	110,067
Cash at beginning of period	—

Cash at end of period	$110,067

Supplemental disclosures of cash flow information
Shares issued under stock subscription receivable	$10
Interest Paid	$—

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
June 30, 2008

Note 1 — Organization and Summary of Accounting Policies

Trident Bancshares, Inc. (the “Company”), a Georgia corporation, was established on June 4, 2008 for the purpose of organizing Trident National Bank, I.O., (the “Bank”). The Company will file an application to be a bank holding company as defined in the Bank Holding Company Act of 1956. The Bank is a proposed national bank being organized under the laws of the Office of the Comptroller of the Currency with the purpose of being principally located in Georgia.

Concurrent with the formation of the Company, Trident Bancshares, Inc. acquired certain assets and assumed certain liabilities of Trident Organizers, LLC.

The Company is expected to begin its common stock offering in September 2008 to raise capital for the initial capitalization of the Company. Upon capitalization of the Company, the Company will capitalize the Bank, provided that the OCC and FDIC applications are approved in a timely manner and the necessary capital is raised. It is expected that banking operations will commence in the first quarter of 2009.

Management has prepared these financial statements to include financial information from the date of inception. Activities since inception of the Company have consisted of the Organizers engaging in organizational and pre-opening activities necessary to obtain regulatory approvals, preparing for the offering of common and preferred stock to capitalize the Bank, acquiring facilities, and preparing to commence business as a financial institution.

Trident Bancshares, Inc. is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. Planned principal operations have not commenced and significant revenue has not been recognized from the planned principal operations.

The Organizers intend to sell an aggregate minimum of 2,000,000 shares up to an aggregate maximum of 3,000,000 shares of common and preferred stock of the Company. The price per share for both the common and preferred stock is $10.00. Therefore, the offering is expected to raise gross proceeds of between $20,000,000 and $30,000,000. The Organizers and proposed directors of the Bank plan to purchase a minimum of 640,000 shares of common stock at $10.00 per share in the offering.

Upon purchase of these shares, it is expected that each Organizer and director will be granted, at no additional cost, a warrant to purchase one share of the Company’s common stock at a purchase price of $10.00 per share for every share the Organizer and director purchases in the offering.

In addition to the warrants mentioned above, for every five shares of common or preferred stock that a subscriber purchases in the Company’s initial offering, the subscriber will receive a warrant to purchase one additional share of the same class of stock. Each warrant will vest on the third anniversary of the opening of Trident National Bank, at which time it will become immediately exercisable at an exercise price of $10.00 per share. A maximum of 400,000 shares of common stock and 200,000 shares of preferred stock have been reserved for issuance pursuant to these subscriber warrants.

Additionally a maximum of 640,000 shares have been reserved for Organizer and director warrants. The anticipated vesting period for these warrants is three years with an exercise price of $10.00.

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements — (Continued)

Estimates

The financial statements include estimates and assumptions that affect the financial position and results of operations of the Company and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Fiscal Year

The Company and the Bank will adopt a calendar year for both financial reporting and tax reporting purposes.

Stock Compensation Plan

Upon completion of the stock offering, the Company is expected to adopt a share-based compensation plan. The Company will account for this plan in accordance with SFAS No. 123 (revised 2004), “Share-Based Payments”, SFAS 123(R). The Statement requires all share-based payments to employees, including grants of employee stock options and director warrants, to be recognized as compensation expense over their vesting periods in the financial statements based on their fair values.

Organizational Costs

Organizational costs include incorporation, legal and consulting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, organizational costs are expensed when incurred and are included as part of appropriate line items in the Statement of Operations.

Impact of Recently Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159 (FAS 159), The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value option is determined on an instrument basis and is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. As part of the Company’s adoption of FAS 159 as of June 4, 2008, it does not plan to choose the option to measure eligible financial instruments at fair value and therefore the adoption of FAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued FASB Statement No. 160 (FAS 160), Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FAS 160 changes the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. FAS 160 is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of FAS 160 during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued FASB Statement No. 141(revised 2007) (FAS 141R), Business Combinations. FAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs,

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements — (Continued)

in-process research and development and restructuring costs. In addition, under FAS 141R, changes in an entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. FAS 141R is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of FAS 141R during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS 133 intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes the adoption of SFAS 161 will not have a material impact on its financial statements.

Note 2 — Liquidity and Going Concern Considerations

Trident Bancshares, Inc. incurred a net loss of ($270,001) for the period from date of inception to June 30, 2008. At June 30, 2008 liabilities exceeded assets by $261,240.

Management believes that the current level of expenditures is within the financial and borrowing capabilities of the Company, which are adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

To provide permanent funding for the capitalization of the Bank, the Company is facilitating a stock offering for an aggregate minimum of 2,000,000 shares up to an aggregate maximum of 3,000,000 shares of common and preferred stock. The price per share for both the common and preferred stock is $10.00. Therefore, the offering is expected to raise gross proceeds of between $20,000,000 and $30,000,000. Costs related to the offering of the Company’s common and preferred stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $20,000,000 in the offering in order to capitalize the Bank. Should the Company be unable to raise this amount, it would cast doubt upon the ability of Trident Bancshares, Inc. to continue as a going concern.

Note 3 — Commitments

The Organizers of the Company have entered into an employment agreement with its proposed Chief Executive Officer. The agreement provides for a base salary of $250,000 annually and the granting of 30,000 stock options and other perquisites commensurate with her employment. The Organizers also contemplate that the Bank will enter into an employment agreement with the Chief Executive Officer upon opening the Bank, and have agreed to pay her a $100,000 signing bonus at that time.

The Company has entered into an agreement for consulting services for assistance in the organization of the Bank including regulatory filings and charter application. The Company has committed to pay a total of $140,000 for these services excluding expenses, of which $121,000 has been expensed for services at June 30, 2008. Also, the Company will grant to the consulting firm stock options to purchase 6,000 shares of the Company’s common stock for $10.00 per share. These options shall be awarded upon the Bank’s receiving its final charter approval. If the award of options is prohibited by regulators, the Company will pay the consulting group $10,000.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements — (Continued)

The Company has also entered into a contract with the consulting firm for capital procurement services. This contract requires an initial payment of $15,000 upon commencement of the offering and $25,000 per month until completion of the offering.

The Company has engaged a law firm for assistance in the organization of the Company and the Bank, and the filing of the Company’s registration statement. The Company has committed to pay a maximum of $40,000 for these services excluding expenses, of which $28,075 has been expensed for services at June 30, 2008.

The Company has entered into a marketing contract for development of the logo and other promotional design services. The contract is for $20,500 of which $18,450 has been paid at June 30, 2008.

Note 4 — Lease

The Company is negotiating a lease for the main office location with a proposed total annual base rent for the first year of $98,964. The lease term is from January 2009 through June 2015. As of June 30, 2008, the Company had no expenses related to this lease.

Note 5 — Income Taxes

The Company is a “C” corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting and tax bases of the assets and liabilities result in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or the entire deferred tax asset will not be realized. In assessing the realizable benefit of the deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of this deferred tax asset is dependent on future taxable income.

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred tax asset at June 30, 2008.

Deferred tax asset related to organizational expenses and net operating loss carry forwards	$102,000
Less valuation allowance	(102,000)

Net deferred tax asset	$-0-

Note 6 — Advances from Organizers and Investors

The organizers have advanced funds during the organizational period of $280,000 with imputed interest of $8,761 considered to be additional paid in capital. Imputed interest has been reflected as a discount

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements — (Continued)

and is amortized as interest expense over the expected term of the organizational period. Interest has been imputed using the short-term treasury rates at the time the funds were received. The advances are non-interest bearing and are anticipated to be repaid upon the successful completion of the stock offering.

Note 7 — Subsequent Events

Subsequent to June 30, 2008 the Company engaged a chief lending officer and chief financial officer. In addition to their respective salaries, each officer will be granted 15,000 stock options which will vest over a three year period. The Company also agreed to provide each officer with a six months’ severance payment if they are terminated without cause.

Trident Bancshares, Inc.
(A Development Stage Company)

Balance Sheet
As of September 30, 2008
(unaudited)

Assets
Cash	$152,457
Prepaid expenses	4,319

Total assets	$156,776

Liabilities and Stockholder’s Deficit
Liabilities
Accrued expenses & other liabilities	$29,100
Advances from organizers & investors, net of discount	584,643

Total liabilities	613,743

Stockholder’s Deficit
Preferred Stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued
Common Stock, $.01 par value per share, 20,000,000 shares authorized, 1 share issued	—
Paid-In Capital	13,357
Deficit accumulated during development stage	(470,324)

Total stockholder’s deficit	(456,967)

Total liabilities and stockholder’s deficit	$156,776

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)

Statement of Operations
For the 3 Months Ended September 30, 2008 and the Period June 4, 2008, Date of Inception,
To September 30, 2008
(unaudited)

	3 Months	Period June 4, 2008,
	Ended	Date of Inception to
	September 30, 2008	September 30, 2008

Income	$288	$1,632
Expenses
Consulting	11,633	151,883
Professional	2,050	21,175
Personnel	148,329	213,829
Advertising	—	2,185
Imputed interest	3,365	7,990
Meetings, conferences and meals	1,458	3,936
Audit and accounting	—	5,000
Legal fees	26,206	54,799
Other operating costs	7,570	11,159

Total expenses	200,611	471,956

Net loss and deficit accumulated during the development stage	$(200,323)	$(470,324)

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)

Statement of Changes in Stockholder’s Deficit
For the Period June 4, 2008, Date of Inception,
To September 30, 2008
(unaudited)

							Deficit
							Accumulated
		Preferred		Common		Stock	in
	Preferred	Stock	Common	Stock	Paid-In	Subscription	Development
	Shares	Par Value	Shares	Par Value	Capital	Receivable	Stage	Total

Balance, June 4, 2008	—	$—	—	$—	$—	$—	$—	$—
Common stock subscription	—	—	—	—	—	—	—	—
Common stock & paid-in capital	—	—	1	—	10	—	—	10
Imputed interest	—	—	—	—	13,347	—	—	13,347
Net loss	—	—	—	—	—	—	(470,324)	(470,324)

Balance, September 30, 2008	—	$—	1	$—	$13,357	$—	$(470,324)	$(456,967)

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)

Statement of Cash Flows
For the 3 Months Ended September 30, 2008 and the Period
June 4, 2008, Date of Inception to September 30, 2008
(unaudited)

		Period June 4,
	3 Months	2008,
	Ended	Date of Inception
	September 30,	to September 30,
	2008	2008

Operating Activies
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(200,323)	$(470,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of imputed interest	3,365	7,990
Increase in prepaid expenses	(4,319)	(4,319)
Increase (decrease) in accrued liabilities	(66,343)	29,100

Net cash used in operating activities	(267,620)	(437,553)

Financing Activities
Proceeds from common stock	10	10
Proceeds from advances	310,000	590,000

Net cash provided by financing activities	310,010	590,010

Net increase in cash	42,390	152,457
Cash at beginning of period	110,067	—

Cash at end of period	$152,457	$152,457

Supplemental disclosures of cash flow information
Interest Paid	$—	$—

See accompanying notes to the financial statements.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
September 30, 2008
(unaudited)

Note 1 —	Organization and Summary of Accounting Policies

Trident Bancshares, Inc. (the “Company”), a Georgia corporation, was established on June 4, 2008 for the purpose of organizing Trident National Bank, I.O., (the “Bank”). The Company will file an application to be a bank holding company as defined in the Bank Holding Company Act of 1956. The Bank is a proposed national bank being organized under the laws of the Office of the Comptroller of the Currency with the purpose of being principally located in Georgia.

Concurrent with the formation of the Company, Trident Bancshares, Inc. acquired certain assets and assumed certain liabilities of Trident Organizers, LLC.

The Company is expected to begin its common stock offering in December 2008 to raise capital for the initial capitalization of the Company. Upon capitalization of the Company, the Company will capitalize the Bank, provided that the OCC and FDIC applications are approved in a timely manner and the necessary capital is raised. It is expected that banking operations will commence in the first quarter of 2009.

Management has prepared these financial statements to include financial information from the date of inception. Activities since inception of the Company have consisted of the Organizers engaging in organizational and pre-opening activities necessary to obtain regulatory approvals, preparing for the offering of common and preferred stock to capitalize the Bank, acquiring facilities, and preparing to commence business as a financial institution.

Trident Bancshares, Inc. is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. Planned principal operations have not commenced and significant revenue has not been recognized from the planned principal operations.

The Organizers intend to sell an aggregate minimum of 2,000,000 shares up to an aggregate maximum of 3,000,000 shares of common and preferred stock of the Company. The price per share for both the common and preferred stock is $10.00. Therefore, the offering is expected to raise gross proceeds of between $20,000,000 and $30,000,000. The Organizers and proposed directors of the Bank plan to purchase a minimum of 385,000 shares of common stock at $10.00 per share in the offering.

Upon purchase of these shares, it is expected that each Organizer and director will be granted, at no additional cost, a warrant to purchase one share of the Company’s common stock at a purchase price of $10.00 per share for every share the Organizer and director purchases in the offering.

In addition to the warrants mentioned above, for every five shares of common or preferred stock that a subscriber purchases in the Company’s initial offering, the subscriber will receive a warrant to purchase one additional share of the same class of stock. Each warrant will vest on the third anniversary of the opening of Trident National Bank, at which time it will become immediately exercisable at an exercise price of $10.00 per share. A maximum of 400,000 shares of common stock and 200,000 shares of preferred stock have been reserved for issuance pursuant to these subscriber warrants.

Additionally a maximum of 385,000 shares have been reserved for Organizer and director warrants. The anticipated vesting period for these warrants is three years with an exercise price of $10.00.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
September 30, 2008 — (Continued)
(unaudited)

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Estimates

The financial statements include estimates and assumptions that affect the financial position and results of operations of the Company and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Fiscal Year

The Company and the Bank will adopt a calendar year for both financial reporting and tax reporting purposes.

Stock Compensation Plan

Upon completion of the stock offering, the Company is expected to adopt a share-based compensation plan. The Company will account for this plan in accordance with SFAS No. 123 (revised 2004), “Share-Based Payments”, SFAS 123(R). The Statement requires all share-based payments to employees, including grants of employee stock options and director warrants, to be recognized as compensation expense over their vesting periods in the financial statements based on their fair values.

Organizational Costs

Organizational costs include incorporation, legal and consulting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, organizational costs are expensed when incurred and are included as part of appropriate line items in the Statement of Operations.

Impact of Recently Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159 (FAS 159), The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value option is determined on an instrument basis and is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. As part of the Company’s adoption of FAS 159 as of June 4, 2008, it does not plan to choose the option to measure eligible financial instruments at fair value and therefore the adoption of FAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued FASB Statement No. 160 (FAS 160), Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FAS 160 changes the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
September 30, 2008 — (Continued)
(unaudited)

transactions with minority interest holders. FAS 160 is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of FAS 160 during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued FASB Statement No. 141(revised 2007) (FAS 141R), Business Combinations. FAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under FAS 141R, changes in an entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. FAS 141R is effective for fiscal years beginning after December 15, 2008. The Company’s adoption of FAS 141R during the first quarter of 2009 is not expected to have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and           Hedging Activities, an amendment to SFAS 133 intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes the adoption of SFAS 161 will not have a material impact on its financial statements.

Note 2 —	Liquidity and Going Concern Considerations

Trident Bancshares, Inc. incurred a net loss of ($470,324) for the period from date of inception to September 30, 2008, and ($200,323) for the period July 1, 2008 to September 30, 2008. At September 30, 2008 liabilities exceeded assets by $456,967.

Management believes that the current level of expenditures is within the financial and borrowing capabilities of the Company, which are adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

To provide permanent funding for the capitalization of the Bank, the Company is facilitating a stock offering for an aggregate minimum of 2,000,000 shares up to an aggregate maximum of 3,000,000 shares of common and preferred stock. The price per share for both the common and preferred stock is $10.00. Therefore, the offering is expected to raise gross proceeds of between $20,000,000 and $30,000,000. Costs related to the offering of the Company’s common and preferred stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $20,000,000 in the offering in order to capitalize the Bank. Should the Company be unable to raise this amount, it would cast doubt upon the ability of Trident Bancshares, Inc. to continue as a going concern.

Note 3 —	Commitments

The Organizers of the Company have entered into an employment agreement with its proposed Chief Executive Officer. The agreement provides for a base salary of $250,000 annually and the granting of 30,000 stock options and other perquisites commensurate with her employment. The Organizers also

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
September 30, 2008 — (Continued)
(unaudited)

contemplate that the Bank will enter into an employment agreement with the Chief Executive Officer upon opening the Bank, and have agreed to pay her a $100,000 signing bonus at that time.

The Company has entered into an agreement for consulting services for assistance in the organization of the Bank including regulatory filings and charter application. The Company has committed to pay a total of $140,000 for these services excluding expenses, of which $133,000 has been expensed for services at September 30, 2008. Also, the Company will grant to the consulting firm stock options to purchase 6,000 shares of the Company’s common stock for $10.00 per share. These options shall be awarded upon the Bank’s receiving its final charter approval. If the award of options is prohibited by regulators, the Company will pay the consulting group $10,000.

The Company has engaged a law firm for assistance in the organization of the Company and the Bank, and the filing of the Company’s registration statement. The Company has committed to pay a maximum of $40,000 for these services excluding expenses, of which $40,000 has been expensed for services at September 30, 2008.

The Company has entered into a marketing contract for development of the logo and other promotional design services. The contract is for $20,500 of which $20,500 has been paid at September 30, 2008.

Note 4 —	Lease

The Company is negotiating a lease for the main office location with a proposed total annual base rent for the first year of $98,964. The lease term is from January 2009 through June 2015. As of September 30, 2008, the Company had no expenses related to this lease.

Note 5 —	Income Taxes

The Company is a “C” corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting and tax bases of the assets and liabilities result in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or the entire deferred tax asset will not be realized. In assessing the realizable benefit of the deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of this deferred tax asset is dependent on future taxable income.

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred tax asset at September 30, 2008.

Trident Bancshares, Inc.
(A Development Stage Company)

Notes to the Financial Statements
September 30, 2008 — (Continued)
(unaudited)

Deferred tax asset related to organizational expenses and net operating loss carry-forwards	$178,000
Less valuation allowance	(178,000)

Net deferred tax asset	$—

Note 6 —	Advances from Organizers and Investors

The organizers have advanced funds during the organizational period of $590,000 with imputed interest of $13,347 considered to be additional paid in capital. Imputed interest has been reflected as a discount and is amortized as interest expense over the expected term of the organizational period. Interest has been imputed using the short-term treasury rates at the time the funds were received. The advances are non-interest bearing and are anticipated to be repaid upon the successful completion of the stock offering.

EXHIBIT A

SUBSCRIPTION AGREEMENT

To the Board of Directors of Trident Bancshares:

As detailed below, the undersigned hereby subscribes for and agrees to purchase shares of either common stock, $0.01 par value (the “Common Stock”), or series A preferred stock, $0.01 par value (the “Preferred Stock”), of Trident Bancshares, Inc., a Georgia corporation (the “Company”). The undersigned has executed and delivered this Subscription Agreement in connection with the Company’s offering of Common Stock and Preferred Stock described in its prospectus dated [               ] (such prospectus, including any amendments and supplements thereto, is herein called the “Prospectus”). The undersigned agrees to purchase the shares of Common Stock or Preferred Stock subscribed for herein, as applicable, for the purchase price of $10.00 per share.

The undersigned acknowledges that, pursuant to the terms of the Prospectus, if the undersigned invests $50,000 or more and the Company accepts the subscription then the undersigned will be issued Common Stock. If the undersigned invests less than $50,000 and the Company accepts the subscription then undersigned specifically authorizes the Company to issue to the undersigned either Common Stock or Preferred Stock at the Company’s sole discretion and the undersigned agrees to accept either Common Stock or Preferred Stock.

The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that an investment in the Common Stock or Preferred Stock involves significant risks, as set forth under “Risk Factors” in the Prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock or Preferred Stock, the accuracy or adequacy of the Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock or Preferred Stock. The undersigned represents that the undersigned resides in the State indicated below.

The undersigned agrees that this subscription is not binding on the Company until the undersigned furnishes to the Company payment for the shares subscribed for and the Company accepts the subscription. The undersigned acknowledges that the Company has the right to reject this Subscription Agreement either in whole or in part, in its sole discretion.

Please return this Subscription Agreement and your check payable to “Silverton Bank-Escrow Agent for Trident Bancshares, Inc.” by mail or hand delivery to Trident Bancshares, Inc., 4151 Ashford Dunwoody Road, Suite 660, Atlanta, GA 30319, Attention: James M. Thomas, CFO.

Signature
Signature (for joint ownership)

Print Name(s):

Print Address:

(Please print or type exact name(s) in which the shares should be registered.)

No. of Shares Subscribed For:

(When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign).

Accepted as of   , 200   , as to   shares of: ☐ Common Stock or  ☐ Preferred Stock (mark one)

TRIDENT BANCSHARES, INC.

By:

Name and Title:

*IMPORTANT — PLEASE COMPLETE THE SUBSTITUTE W-9 AND THE QUESTIONNAIRE REGARDING BANKING INTERESTS ON THE OPPOSITE SIDE OF THIS PAGE.

SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature(s)*

SSN/Taxpayer ID Number	Area Code and Telephone Number

Please indicate the form of ownership desired for the shares:

☐ Individual
☐ Joint Tenants with Right of Survivorship
☐ Tenants in Common
☐ Trust
☐ Corporation
☐ Partnership
☐ Custodian
☐ Other

INFORMATION AS TO BANKING INTERESTS

1.	Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS

(a)	Checking Account
(b)	Savings Account
(c)	Certificates of Deposit
(d)	Individual Retirement Accounts
(e)	Checking Account Overdraft Protection
(f)	Consumer Loans (auto, etc.)
(g)	Commercial Loans
(h)	Equity Line of Credit
(i)	Mortgage Loans
(j)	Revolving Personal Credit Line
(k)	Safe Deposit Box
(l)	Internet Banking Services

2.	I would like Trident National Bank to provide the following additional services:

(a)

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

Expenses of the sale of the Registrant’s common stock, $0.01 par value, and series A preferred stock, $0.01 par value, are as follows:

Registration Fee	$1,433
Legal Fees and Consulting Expenses (Estimate)	$60,000
Accounting Fees and Expenses (Estimate)	$12,000
Printing and Engraving Expenses (Estimate)	$23,500
Other Miscellaneous Expenses (Estimate)	$3,067

TOTAL	$100,000

Item 14.	Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Georgia Business Corporation Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable according to Section 14-2-851 of the Georgia Business Corporation Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Georgia Business Corporation Code, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

Section 14-2-852 of the Georgia Business Corporation Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

Section 14-2-858 of the Georgia Business Corporation Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

Article 9 of the articles of incorporation of Trident Bancshares, Inc. provide that the corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, indemnify each director and officer of the corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Georgia Business Corporation Code. Any indemnification effected under Article 9 of the corporation’s articles of incorporation shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 9.2(a) of the bylaws of Trident Bancshares, Inc. provides that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the corporation may not indemnify a director under Section 9.2 of the bylaws of Trident Bancshares, Inc. (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

Section 9.3 of the bylaws of Trident Bancshares, Inc. provide that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

According to Section 9.5 of the bylaws of Trident Bancshares, Inc., upon application by the director, a court may order indemnification or advances for expenses if it determines that: (i) the director is entitled to mandatory indemnification pursuant to Section 9.3 of the bylaws of Trident Bancshares, Inc., in which case, the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the bylaws of Trident Bancshares, Inc. or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the articles of incorporation of Trident Bancshares, Inc.; or (iii) in the case of advances for expenses, the director is entitled to payment, according to the articles of incorporation or bylaws of Trident Bancshares, Inc. or any resolution or agreement, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

Section 9.8 of the bylaws of Trident Bancshares, Inc. provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the bylaws of Trident Bancshares, Inc. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

Section 9.9 of the bylaws of Trident Bancshares, Inc. provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the bylaws of Trident Bancshares, Inc.

Article 8 of the articles of incorporation of Trident Bancshares, Inc. provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Georgia Business Corporation Code; or (iv) any transaction for which the director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.

In connection with its incorporation, Trident Bancshares, Inc. issued one share of its common stock to Pin Pin Chau for aggregate consideration equal to $10.00. The issuance of this share was exempt from the registration requirements of the Securities Act of 1933 (the “Act”) as a transaction not involving a public offering under Section 4(2) of the Act. Trident Bancshares, Inc. will redeem this share for $10.00 upon the issuance of shares in the offering contemplated by this registration statement.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
3.2	Form of Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
3.3	Bylaws of Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.1	Instruments Defining Rights of Security Holders (see articles of incorporation at exhibit 3.1, form of amended and restated articles of incorporation at exhibit 3.2, and bylaws at exhibit 3.3 hereto).
4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.3	Form of Preferred Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.4	Form of Organizer/Founder Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.5	Form of Director Warrant Agreement (incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.6	Form of Subscriber Warrant Agreement (incorporated by reference to Exhibit 4.6 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.7	Form of Consultant Warrant Agreement (incorporated by reference to Exhibit 4.7 to the Registrant’s Form S-1 filed with the SEC on December 7, 2008)
5.1	Legal Opinion of Miller & Martin PLLC
10.1	Form of Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 filed with the SEC on November 7, 2008 — File No. 333-153313)*
10.2	Form of Employment Agreement with Pin Pin Chau (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)*
10.3	Form of Escrow Agreement with Silverton Bank (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
23.1	Consent of Nichols, Cauley & Associates, LLC
23.2	Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto)
24.1	Powers of Attorney (appear on the signature page).

*	Denotes management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 242(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on December 10, 2008.

TRIDENT BANCSHARES, INC.

By:	/s/ Pin Pin Chau
Pin Pin Chau,
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vir Nanda and/or Pin Pin Chau as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto this attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that this attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Pin Pin Chau Pin Pin Chau	Chief Executive Officer/Director [Principal Executive Officer]	December 10, 2008

/s/ James M. Thomas James M. Thomas	Chief Financial Officer [Principal Accounting and Financial Officer]	December 10, 2008

* Charles Amin	Director	December 10, 2008

* Roosevelt Giles	Director	December 10, 2008

* Krishan K. Goyal	Director	December 10, 2008

Linda Harman	Director	[ ], 2008

* Aarti Jackson	Director	December 10, 2008

Name		Position	Date

James S. Lai		Director	[ ], 2008

* Nik Mainthia		Director	December 10, 2008

* Vir Nanda		Director	December 10, 2008

* Sameer Nanda		Director	December 10, 2008

* Arati Pandya		Director	December 10, 2008

* Rajiv D. Pandya		Director	December 10, 2008

* Shaker J.C. Reedy		Director	December 10, 2008

Niloy Thakkar		Director	[ ], 2008

*By:	/s/ Pin Pin Chau Pin Pin Chau as Attorney-in-Fact

Index of Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
3.2	Form of Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
3.3	Bylaws of Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.1	Instruments Defining Rights of Security Holders (see articles of incorporation at exhibit 3.1, form of amended and restated articles of incorporation at exhibit 3.2, and bylaws at exhibit 3.3 hereto).
4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.3	Form of Preferred Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.4	Form of Organizer/Founder Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.5	Form of Director Warrant Agreement (incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.6	Form of Subscriber Warrant Agreement (incorporated by reference to Exhibit 4.6 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
4.7	Form of Consultant Warrant Agreement (incorporated by reference to Exhibit 4.7 to the Registrant’s Form S-1 filed with the SEC on December 8, 2008)
5.1	Legal Opinion of Miller & Martin, PLLC
10.1	Form of Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 filed with the SEC on November 7, 2008 — File No. 333-153313)*
10.2	Form of Employment Agreement with Pin Pin Chau (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)*
10.3	Form of Escrow Agreement with Silverton Bank (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form S-1 filed with the SEC on September 4, 2008 — File No. 333-153313)
23.1	Consent of Nichols, Cauley & Associates, LLC
23.2	Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto)
24.1	Powers of Attorney (appear on the signature page).

*	Denotes management contract or compensatory plan or arrangement.